Exhibit 10.2

CLIFFORD CHANCE,
JANICKA, NAMIOTKIEWICZ, DĘBOWSKI
I WSPÓLNICY SPÓŁKA KOMANDYTOWA

EXECUTION COPY

USD 40,000,000

FACILITY AGREEMENT

DATED 2 JULY 2008

FOR

CAREY AGRI INTERNATIONAL-POLAND SP. Z O.O.

WITH

BANK HANDLOWY W WARSZAWIE S.A.

AS ARRANGER, AGENT, SECURITY AGENT AND LENDER

USD TERM FACILITY AGREEMENT

36.	AMENDMENTS AND WAIVERS	79

37.	COUNTERPARTS	79

38.	GOVERNING LAW	80

39.	ENFORCEMENT	80

THIS AGREEMENT is dated 2 July 2008 and made between:

(1)	CAREY AGRI INTERNATIONAL-POLAND SP. Z O.O., a company incorporated in Poland, having its registered seat at 02-690 Warszawa, ul. Bokserska 66, Poland, entered into the register of business entities of the National Court Register under no. KRS 0000051098, with share capital of PLN 473,610,000, REGON 002160096, (the “Borrower”);

(2)	CENTRAL EUROPEAN DISTRIBUTION CORPORATION INC., a company incorporated under the laws of Delaware (the “Investor”);

(3)	THE PERSONS listed in Part A of Schedule 1 (The Original Guarantors) as original guarantors (the “Original Guarantors”);

(4)	BANK HANDLOWY W WARSZAWIE S.A., with its registered head office in Warsaw, at ul. Senatorska 16, registered under KRS No. 1538, with share capital of PLN 522,638,400, REGON 000013037, NIP 526-030-02-91 as mandated lead arranger (the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part B of Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);

(6)	BANK HANDLOWY W WARSZAWIE S.A., with its registered head office in Warsaw, at ul. Senatorska 16, registered under KRS No. 1538, with share capital of PLN 522,638,400, REGON 000013037, NIP 526-030-02-91 as agent and security agent (respectively the “Agent”, the “Security Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Advance” means the advance made or to be made under the Facility or the principal amount outstanding for the time being of that advance.

“Accession Letter” means a document substantially in the form set out in Schedule 4 (Form of Accession Letter).

“Accountants’ Report” means the report by PriceWaterhouseCoopers dated 18 April 2008 relating to the Target and its Subsidiaries.

“Accounting Principles” means generally accepted accounting principles in the United States in relation to the Investor, Poland in relation to the Borrower, and its jurisdiction of incorporation in the case of any other Obligor or members of the Target Group.

“Acquisition” means the acquisition by Polmos Białystok of the Target Shares on the terms of the Acquisition Documents.

“Acquisition Agreement” means the Share Sale and Purchase agreement dated 23 May 2008 relating to the sale and purchase of the Target Shares and made between the Vendor, the Investor, Polmos Białystok and WHL Holdings Limited.

“Acquisition Documents” means the Acquisition Agreement, the Disclosure Letter and any other document designated as an “Acquisition Document” by the Agent and either the Borrower or the Investor.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Auditor” means one of PricewaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young, and KPMG or such other firm agreed between the Agent and the Borrower.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means in relation to the Facility the period from and including the date of this Agreement to and including 31 July 2008.

“Available Commitment” means a Lender’s Commitment under the Facility minus:

(a)	the amount of any outstanding Advance under the Facility; and

(b)	in relation to any proposed Utilisation, the amount of the Advance that is due to be made under the Facility on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility.

“Bank Account” means each of the following bank accounts:

(a)	bank account no. 78 1140 1010 0000 2829 5300 2003 maintained with BRE BANK S.A.;

(b)	bank account no. 86 1600 1068 0003 0102 0115 2001 maintained with FORTIS BANK POLSKA S.A.;

(c)	bank account no. 93 1240 5918 1111 0000 4909 8293 maintained with BANK PEKAO S.A.; and

(d)	bank account no. 93 1030 1582 0000 0005 0113 8002 maintained with BANK HANDLOWY W WARSZAWIE S.A.

“Bank Guarantee Fund Fee” means all fees paid by a Finance Party to the Bank Guarantee Fund (as defined in the Act of the Bank Guarantee Fund dated 14 December 1994, as amended) in connection with or calculated in relation to the Finance Documents and all present and future liabilities of the Borrower to that Finance Party under the Finance Documents.

“Banking Law Act” means the act dated 29 August 1997 (consolidated text published in Journal of Law of 2002 No. 72, item 665), as amended.

“Base Case Model” means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the Group.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of an Advance or Unpaid Sum to the last day of the current Interest Period in respect of that Advance or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which such Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means:

(a)	until a budget is delivered by the Investor to the Agent pursuant to Clause 21.4 (Budget), the Base Case Model; and

(b)	in relation to any other period, any budget delivered by the Investor to the Agent in respect of that period pursuant to Clause 21.4 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Warsaw, London and New York.

“C.A. Group” means the Borrower and its Subsidiaries for the time being.

“Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group with a bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(a)	that cash is repayable on demand;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements; and

(d)	the cash is freely and (except as mentioned in paragraph (a) above) immediately available to be applied in repayment or prepayment of the Facilities.

“Cash Equivalents” has the meaning set out in Schedule 7 (CEDC Group Undertakings (Based on Indenture)).

“Commitment” means:

(c)	in relation to the Original Lender, the amount set opposite its name under the heading “Commitment” in Part B of Schedule 1 (The Original Lenders) and the amount of any Commitment transferred to it under this Agreement; and

(c)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate) in form and substance satisfactory to the Agent.

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disclosure Letter” has the meaning given to that term in the Acquisition Agreement.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“EBITDA” has the meaning set out in Clause 22.1 (Financial Definitions).

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Existing Lender” has the meaning ascribed to it in Clause 25 (Changes to the Finance Parties).

“Existing Security” means the Security listed in Schedule 6 (Existing Security).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility) to the extent not cancelled or reduced under this Agreement.

“Facility Office” means the office or offices identified with the Lender’s signature below or such other office as it may from time to time select by notice to the Borrower as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Agent and the Borrower setting out any of the fees referred to in Clause 13 (Arrangement Fee).

“Final Maturity Date” means the date falling 36 Months after the first Utilisation Date.

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, the Intercreditor Agreement, any Transaction Security Document, and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Arranger, the Agent, the Security Agent or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“Financial Year” means the annual accounting period of the Group.

“Fortis Facility Documents” means the facility agreement dated 21 December, 2007, entered into between Carey Agri International-Poland Sp. z o.o. as borrower and Fortis Bank Polska S.A., Fortis Bank Austria N.V., and Bank Polska Kasa Opieki S.A. as lenders, pursuant to which the lenders agreed to make available to the borrower a credit facility in the maximum amount of PLN 300,000,000 and any associated financing documents.

“BZWBK Facility Documents” means the facility agreement dated 24 April 2008, entered into between, among other, Bols sp. z o.o. as borrower and Bank Zachodni WBK S.A. as lender, pursuant to which the lender agreed to make available to the borrower a credit facility in the maximum amount of USD 50,000,000 and any associated financing documents.

“Group” means the Investor and its Subsidiaries for the time being.

“Guarantor” means an Original Guarantor or an Additional Guarantor.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Indenture” means an indenture agreement entered into by the Investor on 25 July 2005 governed by the laws of the State of New York, pursuant to which the Investor issued 8% senior secured notes due 2012 and the documents referred to therein or entered into pursuant thereto.

“Information Package” means the Reports and the Base Case Model.

“Intercreditor Agreement” means an intercreditor agreement dated on or about the date of this Agreement between the Agent as agent for the Finance Parties, Bank Zachodni WBK S.A., ING Bank N.V., London Branch as ING, the Borrower as borrower and Central European Distribution Corporation Inc. as pledgor and/or any other person that may become party to that agreement from time to time.

“Interest Period” means, in relation to an Advance, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Legal Due Diligence Report” means the legal due diligence report dated 11 April 2008 prepared by Dewey&LeBoeuf relating to the Acquisition.

“Legal Reservations” means:

(a)	the principle that remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

“Lender” means:

(a)	the Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 25 (Changes to the Finance Parties),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Advance:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the relevant period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Advance and for a period comparable to the Interest Period for that Advance.

“Liabilities” means all present and future obligations and liabilities (whether actual or contingent, joint or several or in any other capacity whatsoever) of the Borrower, including, but not limited to, loans, guarantees and suretyships, obligations which are evidenced by bonds, convertible bonds, notes, other debt instruments and similar instruments, promissory notes and bills of exchange, payment of dividend and other payment obligations.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).

“Margin” means 2.50 per cent. per annum.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Borrower, Guarantor or the Group taken as a whole;

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under any Finance Document.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“New Lender” has the meaning ascribed to it in Clause 25 (Changes to the Finance Parties).

“Obligor” means the Borrower or a Guarantor.

“Obligors’ Agent” means the Investor, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

“Original Financial Statements” means:

(a)	in relation to the Investor, the audited consolidated financial statements of the Group for the financial year ended 2007; and

(b)	in relation to the Borrower, the audited (consolidated, if available) financial statements of the C.A. Group for the financial year ended 2006 and management accounts for the financial year ended 2007;

(c)	in relation to the Target, the management accounts of the Target Group for the financial year ended 2007; and

(d)	in relation to each Original Obligor other than the Borrower and Investor, its audited financial statements for its financial year ended 2006 and management accounts for the financial year ended 2007.

“Original Obligor” means the Borrower or an Original Guarantor.

“Party” means a party to this Agreement.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which, except in the case of paragraph (b), is on arm’s length terms:

(a)	of trading stock or cash made by the Borrower in the ordinary course of trading of the disposing entity;

(b)	of any asset by the Borrower to another Obligor;

(e)	of assets in exchange for other assets comparable or superior as to type, value or quality;

(f)	of obsolete or redundant vehicles, plant and equipment for cash;

(g)	of Cash Equivalents for cash or in exchange for other Cash Equivalents;

(h)	constituted by a licence of intellectual property rights permitted by Clause 23.24 (Intellectual Property);

(i)	to a Joint Venture, to the extent permitted by Clause 23.10 (Joint ventures);

(j)	arising as a result of any Permitted Security;

(k)	of fixed assets where the proceeds of disposal are used within 6 months of that disposal to purchase replacement fixed assets comparable or superior as to type, value and quality; or

(l)	of assets for cash where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs or as a Permitted Transaction) does not exceed USD 10,000,000 (or its equivalent) in any Financial Year of the Borrower.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under the Indenture as in force on the date of this Agreement and, to the extent applicable, subject always to the terms of the Intercreditor Agreement;

(b)	which is owed by the Borrower to an Obligor;

(c)	arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade or in respect of the Advance, but not a foreign exchange transaction for investment or speculative purposes;

(d)	permitted by Clause 23.27 (Treasury Transactions);

(e)	of any person acquired by the Borrower which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three Months following the date of acquisition;

(f)	under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by the Borrower does not exceed USD 5,000,000 (or its equivalent in other currencies) at any time; and

(g)	not permitted by the preceding paragraphs or as a Permitted Transaction and the outstanding principal amount of which does not exceed USD 10,000,000 (or its equivalent) in aggregate for the Borrower at any time.

“Permitted Security” means:

(a)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the C.A. Group;

(b)	any netting or set-off arrangement entered into by any member of the C.A. Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the C.A. Group but only so long as (i) such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of members of the C.A. Group which are not Obligors and (ii) such arrangement does not give rise to other Security over the assets of Obligors in support of liabilities of members of the C.A. Group which are not Obligors;

(c)	any Security or Quasi-Security over or affecting any asset acquired by a member of the C.A. Group if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within 6 Months of the date of acquisition of such asset;

(d)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the C.A. Group, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the C.A. Group if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi-Security is removed or discharged within 6 Months of that company becoming a member of the C.A. Group;

(e)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the C.A. Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the C.A. Group;

(f)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal;

(g)	any Security or Quasi-Security arising as a consequence of any finance or capital lease permitted pursuant to paragraph (h) of the definition of “Permitted Financial Indebtedness”;

(h)	Existing Security;

(i)	any security interest established pursuant to the Indenture and subject always to the terms of the Intercreditor Agreement; or

(j)	any Security securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (a) to (i) above) does not exceed USD 5,000,000 (or its equivalent in other currencies).

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)	transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms;

(c)	any merger between the Borrower and another company provided that the Borrower is the surviving entity and the merger does not and is not reasonably likely to have a Material Adverse Effect.

“Polmos Białystok” means Przedsiębiorstwo “Polmos” Białystok S.A., a joint stock company with its seat in Białystok, at Elewatorska 20, registered in the Entrepreneurs Register under number KRS 0000040543.

“Privatisation Agreement” means the privatisation agreement dated 11 July 2005 between Skarb Państwa Rzeczypospolitej Polskiej, Carey Agri International-Poland sp. z o.o. and Central European Distribution Corporation Inc. relating to Polmos Białystok.

“Qualifying Lender” has the meaning given to it in Clause 14.1 (Definitions).

“Quasi-Security” has the meaning given to that term in Clause 23.14 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means the principal London offices of Citibank N.A., p.l.c., Unicredit S.p.A. and Allied Irish Banks or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business;

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Repeating Representations” means each of the representations set out in Clause 20.2 (Status) to Clause 20.7 (Governing law and enforcement), Clause 20.11 (No default), Clause 20.13.7 (No misleading information), Clause 20.14 (Original Financial Statements), Clause 20.19 (Ranking) to Clause 20.21 (Legal and beneficial ownership), Clause 20.27 (Centre of main interests and establishments), and Clause 20.29 ( Bank Accounts).

“Reports” means the Accountants’ Report and the Legal Due Diligence Report.

“Screen Rate” means, in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for USD for the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower.

“Security” means a mortgage, pledge, registered pledge, financial pledge, security assignment, security transfer of ownership, submission to execution or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect, including without limitation: (a) any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person, (b) an attachment in connection with execution or interim injunction, or (c) any other type of preferential arrangement, lien, right to or charge over assets, including without limitation any re-privatisation or restitution claim, pre-emption right, easement (służebność), usufruct or any other third party right being in the nature of a right in rem or a right of use, occupation or execution.

“Senior Liabilities” means all Liabilities of the Borrower arising under or in connection with the Finance Documents.

“Share Pledges” means the share pledges referred to in paragraphs 4.2 and 4.3 of Part A of Schedule 2.

“Shareholders’ Agreement” means the shareholders agreement dated 23 May 2008 and made between the Vendor, the Target and Polmos Białystok, relating to the Target.

“Specified Time” means a time determined in accordance with Schedule 8 (Timetables).

“Submission to Execution” means a voluntary submission to enforcement in relation to each Facility pursuant to the Banking Law Act and in respect of Central European Distribution Corporation Inc. and Botapol Holding B.V. pursuant to article 777 of the Civil Procedure Code, to be executed by each Obligor in favour of the Agent, in form and substance satisfactory to the Agent.

“Subordinated Creditor” shall mean each of the Obligors.

“Subordinated Liabilities” means all Liabilities owed by the Borrower towards the Subordinated Creditors, including, but not limited to, repayment of the loan, payment of dividend, refund of contributions (wkłady na kapitał) or additional capital payments (dopłaty), payment in connection with the decrease of the share capital of the Borrower or decrease of the nominal value of shares in the Borrower or redemption of such shares, distribution of assets of the Borrower in the case of its liquidation or other payment obligations towards each Subordinated Creditor as the shareholder of the Borrower.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Target” means Peulla Enterprises Limited, a Cyprus registered company with its registered office at 9th Floor, Capital Center, 2-4 Arch. Makarios Avenue, Nicosia 1065, Cyprus.

“Target Group” means the Target and its Subsidiaries.

“Target Shares” means 3,749 Class A shares and 5,625 Class B shares in the Target.

“Tax” means any tax, levy, impost, duty or other charge (including social pension fund contributions and other similar dues) or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Commitments” means the aggregated amount of the Commitments, being USD 40,000,000 at the date of this Agreement.

“Transaction Documents” means the Finance Documents, the Acquisition Documents, the Shareholders’ Agreement, the Indenture, and the Constitutional Documents.

“Transaction Security” means the Security created, evidenced or expressed to be created or evidenced pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Security Document in paragraph 4 of Part A of Schedule 2 (Conditions Precedent), each of the documents listed as being a Security Document in paragraph 4 of Part B of Schedule 2 (Conditions Precedent) together with any other document entered into by any member of the Group creating, evidencing or expressed to create or evidence any Security over all or any part of its assets in respect of the obligations of members of the Group under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which a Lender executes the Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unrestricted Subsidiary” has the meaning set out in Schedule 7 (CEDC Group Undertakings (Based on Indenture)).

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Advance is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” shall be construed as a reference to value added tax regulated by the law of 11 March 2004 on value added tax (Journal of Laws No. 54 item 535) including any similar value added tax which may be imposed in place thereof from time to time.

“Vendor” means Barclays Wealth Trustees (Jersey) Limited in its capacity as trustee of the First National Trust, a trust company incorporated under the laws of Jersey, whose registered office is at 39-41, Broad Street, St. Helier, JE4 5PS Jersey, Channel Islands.

1.2	Construction

1.2.1	Unless a contrary indication appears any reference in this Agreement to:

(a)	the “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)	a “compulsory manager”, “receiver”, “administrative receiver”, “administrator” or “similar officer” in relation to persons incorporated or having assets in the Republic of Poland, includes without limitation (i) a likwidator appointed under the Polish Commercial Companies Code, (ii) zarządca, nadzorca sądowy or syndyk appointed under article 27 of the Polish Law on Registered Pledge and Pledge Register dated 6 December, 1996, and (iv) curator or zarządca prymusowy appointed under the Civic Procedure Code;

(d)	“confirmed” or “certified” in respect of any agreement or document shall be understood as a agreement or other document confirmed by a person duly authorised to act in the name of an Obligor or any other respective person, with evidence of such authorisation provided to the Lender, or by the Obligor’s legal counsel;

(e)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(f)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(g)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(h)	“law” shall be construed as any law (including customary law), statutes, constitution, decree, judgement, treaty, regulation, directive, by-law, other decision or any other legislative, administrative or binding judicial measure of any government, supranational, local government, statutory or regulatory body or tribunal;

(i)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(j)	a provision of law is a reference to that provision as amended or re-enacted; and

(k)	a time of day is a reference to Warsaw time.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Currency Symbols and Definitions

“USD”, “$” and “dollars” denote lawful currency of the United States of America and “PLN” and “zloty” means the single currency unit of the Republic of Poland.

1.4	Construction Consistent with the Indenture

The Arranger, the Agent, the Security Agent and each Lender, including the Existing Lender and any New Lender, acknowledges and agrees that notwithstanding any representation, warranty, covenant, agreement, term or other provision (any of the foregoing, a “provision”) to the contrary contained this Agreement, any Finance Document or any Transaction Security Document (or any certificate or other document delivered in connection therewith), including without limitation, Clauses 23 and 24 of this Agreement and Schedule 7 hereto: (i) no such provision shall or shall be construed to encumber or restrict the ability of any Restricted Subsidiary of the Investor to (a) pay dividends or make any other distributions on its Share Capital to the Investor or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, (b) pay any indebtedness owed to the Investor or any of its Restricted Subsidiaries, (c) make loans or advances to the Investor or its Restricted Subsidiaries, or (d) transfer any properties or assets to the Investor or any of its Restricted Subsidiaries, in each case to the extent that and for so long as such provision would constitute a Default or Event of Default under the Indenture (any transaction contemplated by clauses (a), (b), (c) and (d), a “Permitted Indenture Transaction”), and (ii) no Permitted Indenture Transaction shall be deemed to conflict with or be a violation, breach, default or Event of Default (“conflict”) under this Agreement, any Finance Document or any Transaction Security Document (or certificate or other document delivered in connection therewith) or require any Obligor to take or cause to be taken any action that would so conflict with such Agreement or documents or constitute a Default (as defined in the Indenture). All terms relevant to the construction of sub-paragraph (i) of this Clause 1.4 and defined in the Indenture shall have the meanings ascribed to them in the Indenture.

The limitations and restrictions arising under this Clause 1.4 shall apply only as long as the Indenture is in force. As soon as the Indenture has been discharged or has otherwise ceased to be applicable (“Expiry Date”), all provisions of the Finance Documents which are not applicable on the basis of this Clause 1.4 shall become fully effective and shall apply to all the actions of any Restricted Subsidiary or the Investor which have been taken after the Expiry Date.

2.	THE FACILITY

2.1	Description

Subject to the terms of this Agreement, the Lenders makes available to the Borrower a USD term loan facility in an aggregate amount of USD 40,000,000.

2.2	No division

The Facility comprises only one Advance and is not further divided.

2.3	Security

The indebtedness in respect of the Facility shall be secured by:

2.3.1	the security interests contemplated by the Transaction Security Documents, including the financial pledges and the registered pledges under the Share Pledges; and

2.3.2	such other Security as the Lenders and Borrower may agree from time to time or as the Lenders may require pursuant to Polish law.

2.4	Obligors’ Agent

2.4.1	Each Obligor (other than the Investor) by its execution of this Agreement or an Accession Letter irrevocably appoints the Investor to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(a)	the Investor on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(b)	the Agent to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Investor,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

2.4.2	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards financing the general business purposes of the Borrower.

3.2	Monitoring

No Finance Party is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to make the Advance available to the Borrower if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1	no Default is continuing or would result from the proposed Advance; and

4.2.2	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	One Advance

4.3.1	The Borrower may not deliver a Utilisation Request if, as a result of the proposed Utilisation more than one Advance would be outstanding.

4.3.2	The Borrower may not request that the Advance be divided.

5.	UTILISATION OF THE FACILITY

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of one duly completed Utilisation Request not later than the Specified Time or such earlier time as may be acceptable to the Agent.

5.2	Completion of a Utilisation Request

5.2.1	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Facility;

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with Clause 11 (Interest Periods).

5.2.2	Only one Advance may be requested in the Utilisation Request.

5.3	Currency and amount

5.3.1	The currency specified in the Utilisation Request must be USD.

5.3.2	The amount of the proposed Advance must be less than or equal to the Available Facility.

5.4	Lenders’ participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the requested Advance on the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender’s participation in each Advance will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Advance.

5.5	Cancellation of the Available Facility

The Available Facility shall be immediately cancelled at the end of the Availability Period.

6.	REPAYMENT

6.1	Repayment of the Facility

The Borrower shall repay the Facility made to it in instalments by repaying on each Repayment Date (as described below) the amount set out opposite each Repayment Date below:

Repayment Date being the date falling the specified number of Months after the first Utilisation Date	Repayment Instalment being the amount due to be prepaid on the corresponding Prepayment Date (or if less, the outstanding amount of Facility)
12 Months	USD 6,666,667
18 Months	USD 6,666,667
24 Months	USD 6,666,667
30 Months	USD 6,666,667
36 Months	USD 13,333,332

6.2	Repayment of the outstanding amounts on the Final Maturity Date

Notwithstanding Clause 6.1 (Repayment of the Facility) the Borrower shall repay the Facility in full on the Final Maturity Date.

6.3	No re-borrowing

The Borrower may not reborrow any part of the Facility which is prepaid or repaid.

7.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Advance:

7.1.1	that Lender, shall promptly notify the Agent upon becoming aware of that event;

7.1.2	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

7.1.3	the Borrower shall repay that Lender’s participation in the Utilisations made to the Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary prepayment of the Facility

7.2.1	The Borrower may, if it gives the Agent not less than ten Business Days’ (or such shorter period as all Lenders may agree) prior notice, prepay the whole or any part of the Facility (but, if in part, being an amount that reduces the Facility by a minimum amount of USD 1,000,000).

7.2.2	The Facility may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

7.2.3	Any prepayment under this Clause 7.2 shall satisfy the obligations under Clause 6.1 (Repayment) in inverse chronological order.

8.	MANDATORY PREPAYMENT

8.1	Prepayment dates and amounts: no pledges over Bols

If by 30 November 2008 the Borrower does not supply to the Agent the following documents in form and substance satisfactory to the Agent:

(a)	evidence that all pledges contemplated by Clause 23.31.4 have been created in accordance with that Clause pursuant to final and binding court’s decisions; and

(b)	legal opinions (if any) that the Lenders may require in relation to the creation of the pledges contemplated by Clause 23.31.4:

then the Borrower shall prepay the Facility made to it in instalments by prepaying on each Prepayment Date (as described below) the amount set out opposite each Prepayment Date below (Clause 6.1 (Repayment of the Facility) shall not apply):

Prepayment Date being the date falling the specified number of Months after the first Utilisation Date	Prepayment Instalment being the amount due to be prepaid on the corresponding Prepayment Date (or if less, the outstanding amount of Facility)
6 Months	USD 6,666,667
12 Months	USD 6,666,667
18 Months	USD 6,666,667
24 Months	USD 6,666,667
30 Months	USD 6,666,667
36 Months	USD 6,666,665

8.2	Repayment of the outstanding amounts on the Final Maturity Date

Notwithstanding Clause 8.1 (Prepayment dates and amounts: no pledges over Bols) the Borrower shall repay the Facility in full on the Final Maturity Date.

8.3	Prepayment dates and amounts: no RAG

If by 31 August 2008 the Borrower does not supply to the Agent, in form and substance satisfactory to the Agent, the evidence (due diligence report and share purchase agreement) that undertakings contemplated by Clause 23.17.3 have been fulfilled, the Borrower shall repay the Facility made to it in full on 7 September 2008.

9.	RESTRICTIONS

9.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, voluntary prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Facility or cancel all or any part of an Available Facility except at the times and in the manner expressly provided for in this Agreement.

9.4	No reinstatement

No amount of any Facility cancelled under this Agreement may be subsequently reinstated.

10.	INTEREST

10.1	Calculation of interest

The rate of interest on the Advance for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

10.1.1	Margin; and

10.1.2	LIBOR.

10.2	Payment of interest

The Borrower shall pay accrued interest on the Advance on the last day of each Interest Period.

10.3	Default interest

10.3.1	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to sub-clause 10.3.2 below, is two per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Advance in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

10.3.2	If any overdue amount consists of all or part of the Advance which became due on a day which was not the last day of an Interest Period relating to that Advance:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Advance; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. higher than the rate which would have applied if the overdue amount had not become due.

10.3.3	Default interest (if unpaid) arising on any overdue amount under the Facility will be compounded with the overdue amount under the Facility at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Agent shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Length of Interest Periods

11.1.1	The Borrower may select an Interest Period of three or six Months for the Facility in the Utilisation Request.

11.1.2	Each Interest Period for the Facility shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period and, in each case, end on the last Business Day of that Interest Period.

11.1.3	An Interest Period for an Advance shall not extend beyond the Final Maturity Date applicable to the Facility.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

12.2.1	If a Market Disruption Event occurs in relation to an Advance for any Interest Period, then the rate of interest on that each Lender’s share of the Advance for the Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Margin; and

(b)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding that Advance from whatever source it may reasonably select.

12.2.2	In this Agreement “Market Disruption Event” means:

(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and Interest Period; or

(b)	before close of business in London or Warsaw on the Quotation Day for the relevant Interest Period, the Agent determines that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

12.3	Alternative basis of interest or funding

12.3.1	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

12.3.2	Any alternative basis agreed pursuant to sub-clause 12.3.1 above shall be binding on all Parties.

12.4	Break Costs

The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of an Advance or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Advance or Unpaid Sum.

13.	ARRANGEMENT FEE

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

14.	TAX GROSS-UP AND INDEMNITIES

14.1	Definitions

14.1.1	In this Agreement:

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(a)	a Lender:

(i)	which is a bank making an advance under a Finance Document; or

(ii)	in respect of an advance made under a Finance Document by a person that was a bank at the time that that advance was made,

and which is within the charge to Polish corporation tax as respects any payments of interest made in respect of that advance;

(b)	a Lender which is a company resident in Poland for Polish tax purposes in relation to the Facility; or

(c)	a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to the Lender under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(d)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(e)	does not carry on a business in Poland through a permanent establishment with which the Lender’s funding of the Advance is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the Republic of Poland which makes provision for full exemption from tax imposed by the Republic of Poland on interest.

14.1.2	Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

14.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

14.2.2	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

14.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

14.2.4	An Obligor is not required to make an increased payment to a Lender under sub-clause 14.2.3 above for a Tax Deduction in respect of tax imposed by the Republic of Poland from a payment of interest on an Advance, if on the date on which the payment falls due:

(a)	the payment could have been made to a Lender without a Tax Deduction if it was a Qualifying Lender, but on that date such Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(b)	the Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to such Lender without the Tax Deduction had that Lender complied with its obligations under sub-clause 14.2.7 below.

14.2.5	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

14.2.6	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment an original receipt (or certified copy thereof), or if unavailable evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.2.7	If the Lender is a Treaty Lender then the Lender and each Obligor which makes a payment to the Lender shall, upon specific written request, co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

14.3	Tax indemnity

14.3.1	The Borrower shall (within three Business Days of demand by the Agent) pay to the Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Finance Party in respect of a Finance Document.

14.3.2	Sub-clause 14.3.1 above shall not apply:

(a)	with respect to any Tax assessed on the Finance Party:

(i)	under the law of the jurisdiction in which such Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which such Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such Finance Party; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(ii)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in sub-clause 14.2.4 of Clause 14.2 (Tax gross-up) applied.

14.3.3	If a Finance Party makes or intends to make a claim under sub-clause 14.3.1 above, such Finance Party shall promptly notify the Agent of the event which will give, or has given, rise to the claim.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

14.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

14.4.2	that Finance Party has obtained, utilised and fully retained that Tax Credit on an affiliated group basis,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that such Finance Party incurs in relation to all stamp duty, registration, tax on civil law transactions and other similar Taxes payable in respect of any Finance Document.

14.6	Value added tax

14.6.1	All amounts set out, or expressed to be payable under a Finance Document by an Obligor to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to sub-clause 14.6.2 below, if VAT is chargeable on any supply made by any Finance Party to an Obligor under a Finance Document, that Obligor shall pay to that Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to that Obligor).

14.6.2

If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

14.6.3	Where a Finance Document requires an Obligor to reimburse a Finance Party for any costs or expenses, that Obligor shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

15.	INCREASED COSTS

15.1	Increased costs

15.1.1	Subject to Clause 15.4 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (b) compliance with any law or regulation made after the date of this Agreement.

15.1.2	In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

If a Finance Party intends to make a claim pursuant to Clause 15.1 (Increased costs), it shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.

15.3	Bank Guarantee Fund Fee

15.3.1	A Lender may, after paying any amount in respect of the Bank Guarantee Fund Fee, notify the Borrower thereof (certifying the amount of each payment).

15.3.2	The Borrower shall, within five Business Days of notification from a Lender, pay for the account of such Lender the amount of the Bank Guarantee Fund Fee, as specified by such Lender in such notification.

15.4	Exception

15.4.1	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in sub-clause 14.3.2 of Clause 14.3 (Tax indemnity) applied); or

(c)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

15.4.2	In this Clause 15.4, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Currency indemnity

16.1.1	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against that Obligor;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

16.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

16.2.1	The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by such Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in the Advance requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by a Finance Party); or

(d)	an Advance (or part of an Advance) not being prepaid in accordance with a notice of prepayment given by the Borrower.

16.2.2	The Borrower shall promptly indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

17.1.1	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax gross-up and indemnities), Clause 15 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

17.1.2	Sub-clause 17.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

17.2.1	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

17.2.2	No Finance Party is obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction legal expenses

The Borrower shall promptly on demand pay each Finance Party the amount of all costs of establishing the Transaction Security and legal costs and expenses (capped in the case of the costs of Polish counsel at the amount agreed in the engagement letter between the Agent and the Agent’s Polish counsel dated 23 June 2008 with amendments, if any) incurred by it in connection with the negotiation, preparation and execution of:

18.1.1	this Agreement and any other documents referred to in this Agreement; and

18.1.2	any other Finance Documents executed after the date of this Agreement.

The Borrower shall promptly on demand pay each Finance Party the amount of all costs of syndication, establishing the Transaction Security relating to syndication, and legal costs and expenses incurred by it in connection with the negotiation, preparation and execution of documents relating to syndication up to the amount of USD 5,000 (the limitation of USD 5,000 does not apply if an Event of Default has occurred).

18.2	Amendment costs

If:

18.2.1	an Obligor requests an amendment, waiver or consent; or

18.2.2	an amendment is required pursuant to Clause 30.10 (Change of currency),

the Borrower shall, within three Business Days of demand, reimburse each relevant Finance Party for the amount of costs and expenses (including legal fees) reasonably incurred by such Finance Party in responding to, evaluating, negotiating or complying with that request or requirement up to the amount agreed upfront between the such Finance Party and the Borrower.

18.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

19.1.1	guarantees up to the maximum amount of USD 80,000,000 (eighty million dollars) to each Finance Party punctual performance by each Obligor of all that Obligor’s obligations under the Finance Documents;

19.1.2	undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

19.1.3	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party (a) if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal or (b) by operation of law. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

The guarantee granted under this Clause 20.1 shall expire on 31 May 2014.

19.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

19.3.1	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

19.3.2	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

19.4	Waiver of defences

The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

19.4.1	any time, waiver or consent granted to, or composition with, any Obligor or other person;

19.4.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

19.4.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

19.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

19.4.5	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document;

19.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

19.4.7	any insolvency or similar proceedings.

19.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring a Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

19.6.1	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

19.6.2	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 19.

19.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

19.7.1	to be indemnified by an Obligor;

19.7.2	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

19.7.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer to same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment mechanics).

19.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

19.8.1	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

19.8.2	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

19.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

20.	REPRESENTATIONS

20.1	General

Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party.

Status, authorisations and governing law

20.2	Status

20.2.1	It and each of its Subsidiaries is a limited liability corporation or a joint stock company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

20.2.2	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

20.3	Binding obligations

Subject to the Legal Reservations:

20.3.1	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

20.3.2	(without limiting the generality of paragraph 20.3.1 above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

20.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

20.4.1	any law or regulation applicable to it;

20.4.2	the constitutional documents of any member of the Group; or

20.4.3	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument, including, without limitation, the Indenture, BZWBK Facility Documents and the Fortis Facility Documents.

20.5	Power and authority

20.5.1	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

20.5.2	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

20.6	Validity and admissibility in evidence

20.6.1	All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdiction,

have been obtained or effected and are in full force and effect.

20.6.2	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect.

20.7	Governing law and enforcement

20.7.1	The choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdiction.

20.7.2	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdiction.

No insolvency, default or tax liability

20.8	Insolvency

No:

20.8.1	corporate action, legal proceeding or other procedure or step described in Clause 24.8 (Insolvency proceedings); or

20.8.2	creditors’ process described in Clause 24.9 (Creditors’ process),

has been taken or, to the knowledge of the Investor, threatened in relation to it and none of the circumstances described in Clause 24.7 (Insolvency) applies to it.

20.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, tax on civil law transactions, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (except registration of the Share Pledges and payment of associated fees) and which registrations, filings and fees will be made and paid promptly after the date of the relevant Finance Document.

20.10	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

20.11	No default

20.11.1	No Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

20.11.2	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

20.12	Taxation

20.12.1	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of USD 500,000 (or its equivalent in any other currency) or more.

20.12.2	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any member of the Group of USD 500,000 (or its equivalent in any other currency) or more is reasonably likely to arise.

20.12.3	It is resident for Tax purposes only in the jurisdiction of its incorporation.

Provision of information - general

20.13	No misleading information

Save as disclosed in writing to the Agent prior to the date of this Agreement:

20.13.1	any factual information contained in the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

20.13.2	the Base Case Model has been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements, and the financial projections contained in the Base Case Model have been prepared on the basis of recent historical information, are fair and based on reasonable assumptions and have been approved by the board of directors of the Investor;

20.13.3	any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration;

20.13.4	the expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds;

20.13.5	no event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect;

20.13.6	all material information provided to the Agent by or on behalf of the Investor or the Borrower in connection with the Acquisition and/or the Target Group on or before the date of this Agreement and not superseded before that date (whether or not contained in the Information Package) is accurate and not misleading in any material respect and all projections provided to the Agent on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

20.13.7	all other written information provided by any member of the Group (including its advisers) to the Agent or the provider of any Report was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

20.14	Original Financial Statements

20.14.1	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied. However in the case of quarterly statements, normal year end adjustments were not made.

20.14.2	Its unaudited Original Financial Statements fairly represent its financial condition and results of operations for the relevant financial quarter.

20.14.3	Its audited Original Financial Statements give a true and fair view of its financial condition and results of operations during the relevant financial year.

20.14.4	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Investor) since the date of the Original Financial Statements.

20.14.5	The Original Financial Statements of the Target do not consolidate the results, assets or liabilities of any person or business which does not form part of the Target Group.

20.14.6	Its most recent financial statements delivered pursuant to Clause 21.1 (Financial Statements):

(a)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(b)	give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

20.14.7	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

20.14.8	Since the date of the most recent financial statements delivered pursuant to Clause 21.1 (Financial Statements) there has been no material adverse change in the business, assets or financial condition of the Group.

No proceedings or breach of laws

20.15	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of, or before, any court, arbitral body or agency (including, but not limited to, investigative proceedings) which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any Obligor and/or its Subsidiaries (or against the directors of any Obligor).

20.16	No breach of laws

20.16.1	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has could reasonably be expected to have a Material Adverse Effect.

20.16.2	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or could reasonably be expected to have a Material Adverse Effect.

20.17	Environmental laws

20.17.1	The Borrower is in compliance with Clause 23.4 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

20.17.2	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against the Borrower where that claim has or could reasonably be expected, if determined against it, to have a Material Adverse Effect.

Security and ownership of assets

20.18	Security and Financial Indebtedness

20.18.1	No Security or Quasi-Security exists over all or any of the present or future assets of the Borrower other than as permitted by this Agreement.

20.18.2	The Borrower does not have any Financial Indebtedness outstanding other than as permitted by this Agreement.

20.19	Ranking

Other than as provided in the Intercreditor Agreement, the Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking Security.

20.20	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

20.21	Legal and beneficial ownership

20.21.1	It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Transaction Security.

20.21.2	The Target Shares are legally and beneficially owned by Pomos Białystok free from any claims, third party rights or competing interests other than Permitted Security permitted under Clause 23.14 (Negative Pledge) and except as provided in the Shareholders Agreement, with the Vendor owning 50% plus 1 of the voting rights and 25% of the economic interest in the Target, and Pomos Białystok owning 50% minus 1 of the voting rights and 75% of the economic interest in the Target.

20.22	Shares

Except as provided in the Shareholders’ Agreement, the shares in the Borrower and Target which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security. Except as provided in the Shareholders’ Agreement, there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group or member of the Target Group (including any option or right of pre-emption or conversion).

20.23	Intellectual Property

20.23.1	It and each of its Subsidiaries:

(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the intellectual property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated in the Base Case Model;

(b)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any intellectual property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material intellectual property owned by it.

20.23.2	There are no adverse circumstances relating to the validity, subsistence or use of any of its or its Subsidiaries’ intellectual property which could reasonably be expected to have a Material Adverse Effect.

Provision of information - Group

20.24	Group Structure Chart

20.24.1	When delivered, the Group Structure Chart delivered to the Agent pursuant to Part A of Schedule 2 (Conditions Precedent) shall be true, complete and accurate in all material respects and shall show the following information:

(a)	each member of the Group, including current name and company registration number, its jurisdiction of incorporation and/or establishment, a list of shareholders and indicating if it is not a company with limited liability or is an Unrestricted Subsidiary; and

(b)	all minority interests in any member of the Group and any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person.

20.24.2	All necessary intra-Group loans, transfers, share exchanges and other steps resulting in the final Group structure are set out in the Group Structure Chart and have been or will be taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities.

20.25	Obligors

20.25.1	The aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) of the Obligors (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) exceeds 50% of EBITDA of the Group.

20.25.2	The aggregate gross assets and the aggregate net assets of the Obligors (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) exceeds 50% of the consolidated gross assets and, respectively, net assets of the Group.

Miscellaneous

20.26	Acquisition Documents, disclosures and other Documents

20.26.1	The Acquisition Documents contain all the terms of the Acquisition.

20.26.2	There is no disclosure made in the Disclosure Letter or any other disclosure to the Acquisition Documents or the Shareholders’ Agreement which has or may have a material adverse effect on any of the information, opinions, intentions, forecasts and projections contained or referred to in the Information Package.

20.26.3	To the best of its knowledge no representation or warranty (as qualified by the Disclosure Letter) given by any party to the Acquisition Documents is untrue or misleading in any material respect.

20.26.4	The Shareholders’ Agreement contains all the material terms of all the agreements and arrangements between the Borrower, the Investor and any other shareholders of the Target.

20.27	Centre of main interests and establishments

20.27.1	It has its “centre of main interests” (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”) in its jurisdiction of incorporation, other than the Investor which has its “centre of main interests” in Poland.

20.27.2	It has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any jurisdiction, other than the Investor which has an “establishment” in the United States of America.

20.28	No adverse consequences

20.28.1	It is not necessary under the laws of its Relevant Jurisdiction:

(a)	in order to enable a Finance Party to enforce its rights under any Finance Document; or

(b)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdiction.

20.28.2	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdiction by reason only of the execution, performance and/or enforcement of any Finance Document.

20.29	Bank Accounts

The Borrower does not have any bank account other than a Bank Account or a bank account notified to the Agent pursuant to Clause 23.31.6.

20.30	Times when representations made

20.30.1	All the representations and warranties in this Clause 20 are made by each Original Obligor on the date of this Agreement.

20.30.2	All the representations and warranties in this Clause 20 are deemed to be made by each Obligor on the first Utilisation Date.

20.30.3	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period (except that those contained in paragraphs (a)-(e) of Clause 20.14 (Original Financial statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

20.30.4	All the representations and warranties in this Clause 20 except Clause 20.13 (No misleading information), Clause 20.24 (Group Structure Chart), and Clause 20.26 (Acquisition Documents, Disclosures and other Documents) are deemed to be made by each Additional Guarantor on the day on which it becomes (or it is proposed that it becomes) an Additional Guarantor.

20.30.5	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 21:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to Clauses 21.1.1 to 21.1.3 (Financial statements).

“Quarterly Financial Statements” means the financial statements delivered pursuant to Clause 21.1.4 (Financial statements).

21.1	Financial statements

The Investor shall supply to the Lender:

21.1.1	its audited consolidated financial statements for that Financial Year as soon as they are available, but in any event within 60 days after the end of each of its Financial Years;

21.1.2	the audited financial statements (consolidated as soon as reasonably possible, if appropriate) of the Borrower for that Financial Year as soon as they are available, but in any event within 180 days after the end of each of its Financial Years; and

21.1.3	the audited financial statements of any other Subsidiary for that Financial Year if requested by the Lender as soon as they are available, but in any event within a reasonable time after the end of that Subsidiary’s Financial Year; and

21.1.4	as soon as they are available, but in any event within 45 days after the end of each financial quarter of each of its Financial Years:

(a)	its consolidated financial statements for that financial quarter; and

(b)	the stand-alone accounts of the Borrower for that financial quarter; and

(c)	the management accounts of the Target for that financial quarter.

21.2	Provision and contents of Compliance Certificate

21.2.1	The Investor shall supply a Compliance Certificate to the Lender with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

21.2.2	Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenants) and the Margin computations set out in the definition “Margin” as at the date as at which those financial statements were drawn up.

21.2.3	Each Compliance Certificate shall be signed by two directors of the Investor and, if required to be delivered with the consolidated Annual Financial Statements of the Investor, shall be reported on by the Investor’s Auditors in the form agreed by the Investor and the Lender.

21.3	Requirements as to financial statements

21.3.1	The Investor shall procure that each set of Annual Financial Statements, and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition the Investor shall procure that each set of Annual Financial Statements shall be audited by the Auditors.

21.3.2	Each set of financial statements delivered pursuant to Clause 21.1 (Financial statements):

(a)	shall be certified by a director of the relevant company as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements; and

(b)	shall be prepared using the Accounting Principles.

21.3.3	If a Default is continuing and the Lender wishes to discuss the financial position of any member of the Group with the Auditors, the Lender may notify the Investor. In this event, the Investor must ensure that the Auditors are authorised (at the expense of the Investor):

(a)	to discuss the financial position of each member of the Group with the Lender on request from the Lender; and

(b)	to disclose to the Lender any information which the Lender may reasonably request.

21.4	Budget

21.4.1	The Investor shall supply to the Agent, as soon as the same become available but in any event within 30 days before the start of each of its Financial Years, an annual Budget for that financial year.

21.4.2	The Investor shall ensure that each Budget:

(a)	is in a form reasonably acceptable to the Agent and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group, projected disposals and projected capital expenditure for the Group and projected financial covenant calculations for the financial year to which the Budget relates. The projections shall relate to the 12 month period comprising that Financial Year;

(b)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 21.1 (Financial statements); and

(c)	has been approved by the board of directors of the Investor.

21.4.3	If the Budget is updated or changed, the Investor shall promptly deliver to the Agent such updated or changed Budget together with a written explanation of the main changes in that Budget.

21.5	Information: miscellaneous

The Investor shall supply to the Agent:

21.5.1	at the same time as they are dispatched, copies of all documents dispatched by the Investor or any Obligors to its creditors generally (or any class of them) but, for the avoidance of doubt, not if dispatched only to a single creditor;

21.5.2	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group (or against the directors of any member of the Group), and which, if adversely determined, are reasonably likely to have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding USD 10,000,0000 (or its equivalent in other currencies);

21.5.3	promptly upon becoming aware of the relevant claim, the details of any claim which is current, threatened or pending against the Vendor or any other person in respect of the Acquisition Documents and details of any disposal or insurance;

21.5.4	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement, any changes to management of the Group and an up to date copy of its shareholders’ register (or equivalent in its jurisdiction of incorporation)) as the Agent may reasonably request;

21.5.5	promptly upon becoming aware of them, the details of any Environmental Claim which is current, threatened or pending against any member of the Group which is referred to in Clause 23.5 (Environmental claims) or which would involve a potential liability or expenditure exceeding USD 1,000,000 (or its equivalent in any currency or currencies);

21.5.6	promptly, such material information in the possession of the Group relating to the Acquisition as the Agent may reasonably request; and

21.5.7	promptly, such information as the Agent may reasonably require (including any information relating to the Acquisition that the Agent may reasonably require) about assets subject to the Transaction Security and compliance of the Obligors with the terms of any Transaction Security Documents.

21.6	Notification of default

21.6.1	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

21.6.2	Promptly upon a request by the Agent, the Investor shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.7	“Know your customer” checks

21.7.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)	a proposed assignment by the Lender of any of its rights under this Agreement,

obliges the Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21.7.2	The Borrower shall, by not less than 10 Business Days’ prior written notice to the Lender, notify the Lender of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 26 (Changes to the Obligors).

21.7.3	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or on behalf of any prospective new Lender) in order for the Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

22.	FINANCIAL COVENANTS

22.1	Financial definitions

In this Clause 22, terms have the meanings set out in Schedule 7 (CEDC Group Undertakings (Based on Indenture) and:

“Calculation Day” means the last day of the Calculation Period falling on every 30 June, 31 December of each year until Final Maturity Date. The first Calculation Date falls on 30 June 2008.

“Calculation Period” means each period of twelve months immediately preceding the Calculation Day and ending on the Calculation Day.

“Consolidated Coverage Ratio” means, in a given Calculation Period, the ratio of EBITDA to the Fixed Charges. In addition, for purposes of calculating the Consolidated Coverage Ratio:

(a)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations, amalgamations or other business combinations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the U.S. Securities Act;

(b)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(c)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“EBITDA” means, for each Calculation Period, the Consolidated Net Income of Investor; including without duplication:

(a)	provision for taxes based on income or profits of Investor and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b)	the Fixed Charges of Investor and its Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(c)	depreciation, amortization and any other non-cash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period) of Investor and the Subsidiaries (including amortization of capitalized debt issuance costs for such period and any non-cash compensation expense, realized for grants of stock options or other rights to officers, directors and employees), all of the foregoing determined on a consolidated basis in accordance with GAAP; plus

(d)	minority interests to the extent that such minority interests were deducted in computing Consolidated Net Income; minus

(e)	to the extent they increase Consolidated Net Income, net after-tax exceptional or non-recurring gains; plus

(f)	to the extent they decrease Consolidated Net Income, net after-tax exceptional or non-recurring losses; minus

(g)	to the extent they increase Consolidated Net Income, non-cash items (including the partial or entire reversal of reserves taken in prior periods, but excluding reversals of accruals or reserves for cash charges taken in prior periods and excluding the accrual of revenue in the ordinary course of business) for such period.

“Fixed Charges” has the meaning ascribed to it in Schedule 7 (Cedc Group Undertakings (Based On Indenture)).

“Net Debt” means any interest bearing debt (especially any credit facilities, loans, obligations resulting from the financial transactions as well as any indebtedness under the Notes) minus any cash positions reported in the balance sheet.

“Net Leverage Ratio” means, in a given Calculation Period, the ratio of Net Debt on the last day of that Calculation Period to EBITDA. In addition, for purposes of calculating the Net Leverage Ratio:

(a)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations, amalgamations or other business combinations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the U.S. Securities Act;

(b)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(c)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

22.2	Financial condition

The Obligors shall ensure that:

22.2.1	the Net Leverage Ratio does not exceed 5.00; and

22.2.2	the Consolidated Coverage Ratio is maintained at not less than 2.25.

22.3	Financial testing

The financial covenants set out in Clause 22.2 (Financial condition) shall be tested for each Calculation Period ending on each Calculation Day by reference to each of the relevant financial statements and/or the relevant Compliance Certificate delivered pursuant to Clause 21.2 (Compliance Certificate).

23.	GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or the Available Facility is greater than zero.

Compliance with Indenture covenants

23.1	Certain undertakings relating to CEDC Group

Each Obligor shall (and the Investor shall ensure that each member of the Group will) comply with the undertakings set out in Schedule 7 (CEDC Group Undertakings (Based on Indenture)).

The Parties acknowledge that, as soon as the Indenture has expired, if there are any discrepancies between the provisions of Schedule 7 (CEDC Group Undertakings (Based on Indenture)) and the remaining provisions of this Agreement, the remaining provisions of this Agreement shall prevail to the extent of any inconsistency.

Authorisations and compliance with laws

23.2	Authorisations

Each Obligor shall promptly:

23.2.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

23.2.2	supply certified copies to the Agent if so requested by the Agent (acting reasonably) of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(a)	enable it to perform its obligations under the Finance Documents and the Acquisition Documents;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document or Acquisition Document; and

(c)	enable it or any member of the Group to own its assets and to carry on its business, trade and ordinary activities as currently conducted where failure to obtain or comply with those Authorisations is reasonably likely to have a Material Adverse Effect.

23.3	Compliance with laws

Each Obligor shall (and the Investor shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply, has or is reasonably likely to have a Material Adverse Effect.

23.4	Environmental compliance

23.4.1	The Borrower shall (and the Borrower shall ensure that each member of the C.A. Group will):

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	comply with all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity; and

(d)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

23.4.2	The Investor shall implement or procure the implementation of the recommendations and proposals contained in the Environmental Report substantially within the time periods specified in that report or, if no time periods are specified, as soon as is reasonably practicable.

23.5	Environmental claims

The Borrower shall, promptly upon becoming aware of the same, inform the Agent in writing of:

23.5.1	any Environmental Claim against any member of the C.A. Group which is current, pending or threatened; and

23.5.2	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the C.A. Group,

where the claim, if determined against that member of the C.A. Group, has or is reasonably likely to have a Material Adverse Effect.

23.6	Taxation

The Borrower shall (and the Borrower shall ensure that each member of the C.A. Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

23.6.1	such payment is being contested in good faith;

23.6.2	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 21.1 (Financial statements); and

23.6.3	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

Restrictions on business focus

23.7	Merger

The Borrower shall not enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction.

23.8	Change of business

The Investor shall procure that no material change is made to the general nature of the business of the Investor, the Borrower or the Group taken as a whole from that carried on by the Group at the date of this Agreement.

23.9	Acquisitions

23.9.1	Except as permitted under Clause 23.9.2 below, the Borrower shall not:

(a)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(b)	incorporate a company.

23.9.2	Clause 23.9.1 above does not apply to a Permitted Transaction or an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company if:

(a)	no Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(b)	the acquired company, business or undertaking is engaged in a business substantially the same as that carried on by the Group; and

(c)	the acquisition does not and is not reasonably likely to have a Material Adverse Effect.

23.10	Joint ventures

23.10.1	Except as permitted under Clause 23.10.2 below, the Borrower shall not:

(a)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(b)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

23.10.2	Clause 23.10.1 above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if:

(a)	no Default is continuing on the closing date for the acquisition, transfer, loan or guarantee or would occur as a result of the acquisition, transfer, loan or guarantee;

(b)	the Joint Venture is to be engaged in a business substantially the same as that carried on by the Group; and

(c)	the acquisition, transfer, loan or guarantee does not and is not reasonably likely to have a Material Adverse Effect.

Restrictions on dealing with assets and Security

23.11	Preservation of assets

Each Obligor shall (and the Investor shall ensure that each member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

23.12	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of each Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

23.13	Acquisition Documents

The Borrower and the Investor shall take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising under any Acquisition Documents.

23.14	Negative pledge

In this Clause 23.14, “Quasi-Security” means a transaction described in Clause 23.14.3 below.

Except as permitted under Clause 23.14.4 below:

23.14.1	The Investor shall not (and the Investor shall ensure that no other member of the Group will) create or permit to subsist any Security over the share capital of the Borrower.

23.14.2	The Borrower shall not create or permit to subsist any Security over any of its assets.

23.14.3	The Borrower shall not:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

23.14.4	Clauses 23.14.1 to 23.14.3 above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(a)	Permitted Security; or

(b)	a Permitted Transaction.

23.15	Disposals

23.15.1	Except as permitted under Clause 23.15.2 below, the Borrower shall ensure that no entity within the Group shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

23.15.2	Clause 23.15.1 above does not apply to any sale, lease, transfer or other disposal which is:

(a)	a Permitted Disposal; or

(b)	a Permitted Transaction.

23.16	Arm’s length basis

23.16.1	Except as permitted by Clause 23.16.2 below, the Borrower shall not enter into any transaction with any person except on arm’s length terms and for full market value.

23.16.2	The following transactions shall not be a breach of this Clause 23.16:

(a)	intra-Group loans permitted under Clause 23.18 (Loans or credit);

(b)	fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Lenders; and

(c)	any Permitted Transactions.

23.17	Ownership and new acquisition

23.17.1	The Investor must ensure that the Borrower is at all times wholly owned directly by the Investor.

23.17.2	The Borrower must ensure that the ownership structure existing on the date of this Agreement will not change without the prior written consent of the Lenders.

23.17.3

The Borrower must ensure that the acquisition by the Borrower of its minority interest in the Russian Alcohol Group takes place not later than 31 August 2008. For the purpose of this clause, acquisition by the Borrower of its minority interest in the Russian Alcohol Group means the Borrower completing the indirect investment contemplated by the letter agreement between CEDC and Lion Capital dated 18 June 2008, pursuant to which the Borrower will invest along with Lion and other investors in a special purpose company that will acquire 100% of the shares of ZAO “Russian Alcohol Group” and certain related companies from Cirey Holdings Inc. pursuant to a share purchase agreement dated 22 May 2008.

23.17.4	If permitted for the Borrower under the contractual documentation relating to the acquisition by the Borrower of its minority interest in the Russian Alcohol Group as referred to in Clause 23.17.3, the Borrower must supply to each Lender promptly on demand of the Agent such information (including without limitation documents, reports, financial projections and legal opinions) as a Lender may require in relation to the new acquisition contemplated by Clause 23.17.3. The Borrower expressly agrees that the terms of Clause 20.13 (No misleading information) and 20.30 (Time when representations made) apply to the information supplied under this Clause 23.17, and the respective definitions in Clause 20.13 and 20.30 shall be constructed as references not only to the information expressly contemplated by these definitions but also as references to the information supplied under this Clause 23.17.

Restrictions on movement of cash – cash out

23.18	Loans or credit

23.18.1	Except as permitted under Clause 23.18.2 below, the Borrower shall not be a creditor in respect of any Financial Indebtedness.

23.18.2	Clause 23.18.1 above does not apply to:

(a)	any trade credit extended by the Borrower to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	a loan made by the Borrower to another Obligor or to another member of the C.A. Group; or

(c)	a Permitted Transaction.

23.19	No Guarantees or indemnities

23.19.1	Except as permitted under Clause 23.19.1 below, the Borrower shall not incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

23.19.2	Clause 23.19.1 does not apply to a guarantee which is:

(a)	the endorsement of negotiable instruments in the ordinary course of trade;

(b)	any performance or similar bond guaranteeing performance by a member of the C.A. Group under any contract entered into in the ordinary course of trade;

(c)	any guarantee permitted under Clause 23.21 (Financial Indebtedness);

(d)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (b) of the definition of Permitted Security; or

(e)	a Permitted Transaction.

23.20	Dividends

The Borrower shall ensure that the Target Group shall pay out dividends in each Financial Year to Polmos Białystok in an amount which exceeds 50% of the net profit of Target Group.

Restrictions on movement of cash - cash in

23.21	Financial Indebtedness

23.21.1	Except as permitted under Clause 23.21.2 below, the Borrower shall not incur or allow to remain outstanding any Financial Indebtedness.

23.21.2	Clause 23.21.1 above does not apply to Financial Indebtedness which is:

(a)	Permitted Financial Indebtedness; or

(b)	a Permitted Transaction.

23.22	Share capital

The Borrower shall not issue any shares except pursuant to an issue of shares to its immediate Holding Company where the newly-issued shares also become subject to the Transaction Security on the same terms.

Miscellaneous

23.23	Insurance

23.23.1	The Borrower shall maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

23.23.2	All insurances must be with reputable independent insurance companies or underwriters.

23.24	Intellectual Property

23.24.1	The Borrower shall (and the Investor shall procure that each Group member will):

(a)	preserve and maintain the subsistence and validity of the intellectual property necessary for the business of the relevant Group member;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the intellectual property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the intellectual property in full force and effect and record its interest in that intellectual property;

(d)	not use or permit the intellectual property to be used in a way or take any step or omit to take any step in respect of that intellectual property which may materially and adversely affect the existence or value of the intellectual property or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of the intellectual property.

23.25	Amendments

The Investor shall not (and the Investor shall ensure that no member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document or any other document delivered to the Agent pursuant to Clauses 4.1 (Initial conditions precedent) or Clause 26 (Changes to the Obligors) or enter into any agreement with any shareholders of the Investor or any of their Affiliates which is not a member of the Group except in writing:

23.25.1	in accordance with the provisions of Clause 36 (Amendments and Waivers) or of the Intercreditor Agreement; or

23.25.2	in a way which could not be reasonably expected materially and adversely to affect the interests of the Lenders.

The Investor shall promptly supply to the Agent a copy of any document relating to any of the matters referred to in Clauses 23.25.1 to 23.25.2 above.

23.26	Bank Accounts

The Borrower may maintain bank accounts other than the Bank Accounts.

23.27	Treasury Transactions

23.27.1	The Borrower shall not enter into any Treasury Transaction, other than:

(a)	interest rate hedging transactions entered into not for speculative purposes;

(b)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(c)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the C.A. Group for a period of not more than 6 months and not for speculative purposes.

23.28	Obligors

The Investor shall ensure that at all times:

23.28.1	the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) of the Obligors (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) exceeds 50% of EBITDA of the Group; and

23.28.2	the aggregate gross assets and the aggregate net assets of the Obligors (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) exceeds 50% of the consolidated gross assets and, respectively, net assets of the Group.

23.29	Subordination

Subject to the provisions of this Agreement (including Clause 24.21.2 (Structural Intra-Group Loans)), the rights of the each Subordinated Creditor in respect of all Subordinated Liabilities are to the fullest extent permitted by Polish law subordinated to the Senior Liabilities and accordingly payment of any amount of the Subordinated Liabilities is conditional upon the Borrower having unconditionally and irrevocably paid in full all of the Senior Liabilities.

For the avoidance of doubt, the Parties acknowledge that the obligations of the Investor and any Obligors under the Indenture shall not be subordinated to the Senior Liabilities.

23.30	Further assurance

23.30.1	Each Obligor shall (and the Investor shall procure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require in favour of the Agent or its nominee(s)):

(a)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights powers and remedies of a Lender provided by or pursuant to the Finance Documents or by law;

(b)	to confer on a Lender Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

23.30.2	Each Obligor shall (and the Investor shall procure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on a Lender by or pursuant to the Finance Documents.

23.31	Conditions subsequent

23.31.1

The Investor shall procure that, no later than 5 Business Days after it becomes permissible under the terms of the Privatisation Agreement and applicable law (provided that if any conditions are required to by fulfilled, the Borrower must ensure that such conditions are fulfilled) for Polmos Białystok to provide a guarantee in relation to the Facility and the provision of such guarantee would not lead to a breach of the Indenture and any applicable laws, Polmos Białystok shall accede to this Agreement as an Additional Guarantor. Notwithstanding the provisions of the Finance Documents, the Parties acknowledge that Polmos Białystok may take actions contemplated under the Indenture while the Indenture is in force provided that those actions are permitted under applicable laws (including the laws on prohibition of the financial assistance). If the conditions that are required to be fulfilled by applicable law to fully comply with the above undertakings (“Mandatory Conditions”) are likely to affect adversely the financial condition of the Borrower or Polmos Białystok (or both), the Borrower shall notify the same to the Lenders in writing. The Lenders shall consider the information supplied in such notice in good faith and if it is objectively determined that taking the actions to fulfil the Mandatory Conditions would have a material adverse effect on the financial situation of the Borrower or Polmos Białystok (or both), the Lenders shall waive the undertakings contemplated by this Clause 23.31.1. For the avoidance of doubt the Parties acknowledge that any restriction for Polmos Białystok to pay a dividend in the amount required by the Borrower (to the extent permitted by law) would be regarded as having a material adverse effect on the financial situation of the Borrower. The Lenders obligation to waive the undertakings contemplated by this Clause 23.31.1 shall not apply if an Event of Default has occurred or would occur as a result of such waiver.

23.31.2	The Borrower must ensure that each Transaction Security in favour or to the benefit of a Lender is punctually perfected, filed, notified or registered (as applicable) within the periods set out in the relevant Transaction Security Documents, and in particular that:

(a)	the registered pledges intended to be created over the relevant Shares under the relevant Security Documents governed by Polish law are registered within 4 Months from the date hereof pursuant to final and binding court’s decisions;

(b)	all notices, powers of attorney and entries required under the relevant Security Documents have been properly executed and evidence to this effect has been received by the Agent; and

(c)	all acknowledgements required under the relevant Transaction Security Documents have been properly executed and received by the Agent.

23.31.3	No later than on 31 July 2008, the Borrower must deliver to the Agent the following documents in form and substance satisfactory to the Agent:

(a)	power of attorney relating to voting rights exercisable at the shareholders meeting of the Borrower, executed directly by the Investor (substantially in the form and substance provided for in the relevant share pledge agreement),

(b)	power of attorney relating to new shares of the Borrower, executed directly by the Investor (substantially in the form and substance provided for in the relevant share pledge agreement),

(c)	(i) power of attorney authorising the Original Lender to operate all of the Borrower’s Bank Accounts; and (ii) an acknowledgement executed by each bank maintaining each Bank Account, confirming that such bank acknowledges the rights granted to the Original Lender under each power of attorney relating to each Bank Account (unless the signatures of each individual signing a power of attorney are certified by a notary public, and the notary public confirms the authority of such individual to bind the Borrower);

(d)	a legal opinion issued by Clifford Chance, Amsterdam relating to Botapol Holding B.V. entering into the Finance Documents;

(e)	excerpts from the register of fiscal pledges confirming the absence of any fiscal pledge on shares in the Borrower;

(f)	up-to-date (but in any event issued not earlier than 30 days prior to the first Utilisation Date) tax and ZUS certificates confirming that Borrower has no outstanding tax or social charges liabilities,

(g)	evidence that the fees, costs and expenses then due pursuant to Clause 13 (Front-End Fee) and Clause 18 (Costs and expenses) have been paid.

The Borrower must ensure that any legal opinion that the Agent may require in relation to the aforementioned documents is delivered to the Agent no later than within 5 Business Days after the date of the document to which it relates.

23.31.4	No later than on 31 July 2008, the Borrower must deliver to the Agent the following documents in form and substance satisfactory to the Agent:

(a)	the documents providing for the creation of financial and registered pledges over shares in Bols sp. z o.o. in favour of the Original Lender, ranking equal with the pledges created in favour of ING Bank N.V. London Branch and Bank Zachodni WBK S.A.; and

(b)	any legal opinion that the Agent may require in relation to the aforementioned documents.

The Borrower must ensure that each registered pledge contemplated by this Clause is registered within 4 Months from the original date of the relevant pledge agreement pursuant to final and binding court’s decision.

The Borrower must ensure that any legal opinion that the Agent may require in relation to the aforementioned documents is delivered to the Agent no later than within 5 Business Days after the date of the document to which it relates.

23.31.5	The Borrower must ensure that, no later than 10 Business Days after it becomes permissible under the terms of the Privatisation Agreement and applicable law (provided that if any conditions are required to by fulfilled, the Borrower must ensure that such conditions are fulfilled) for Polmos Białystok to create pledges over shares in Peulla Enterprises in favour of the Original Lender, ING Bank N.V. London Branch and Bank Zachodni WBK S.A. (with equal ranking) and the creation of such pledges would not lead to a breach of the Indenture and any applicable laws, Polmos Białystok shall delivered to the Agent the following documents in form and substance satisfactory to the Agent:

(a)	the documents providing for the creation of pledges over shares in Peulla Enterprises in favour of the Original Lender, ING Bank N.V. London Branch and Bank Zachodni WBK S.A. (with equal ranking);

(b)	evidence (including a legal opinion if requested by the Agent) confirming that pledges over shares in Peulla Enterprises in favour of the Original Lender, ING Bank N.V. London Branch and Bank Zachodni WBK S.A. (with equal ranking) have been perfected and are enforceable; and

(c)	any legal opinion that the Agent may require in relation to the aforementioned documents.

The Borrower must ensure that any legal opinion that the Agent may require in relation to the aforementioned documents is delivered to the Agent no later than within 5 Business Days after the date of the document to which it relates.

Each of the documents must be in form and substance satisfactory to the Agent.

If the conditions that are required to be fulfilled by applicable law to fully comply with the above undertakings (“Mandatory Conditions”) are likely to affect adversely the financial condition of the Borrower or Polmos Białystok (or both), the Borrower shall notify the same to the Lenders in writing. The Lenders shall consider the information supplied in such notice in good faith and if it is objectively determined that taking the actions to fulfil the Mandatory Conditions would have a material adverse effect on the financial situation of the Borrower or Polmos Białystok (or both), the Lenders shall waive the undertakings contemplated by this Clause 23.31.5. For the avoidance of doubt the Parties acknowledge that any restriction for Polmos Białystok to pay a dividend in the amount required by the Borrower (to the extent permitted by law) would be regarded as having a material adverse effect on the financial situation of the Borrower. The Lenders obligation to waive the undertakings contemplated by this Clause 23.31.5 shall not apply if an Event of Default has occurred or would occur as a result of such waiver.

23.31.6	The Borrower must:

(a)	supply to the Agent the list of all bank accounts maintained for the Borrower (specifying bank account numbers, names of the banks or financial institutions that maintain the bank accounts, and bank account purpose) within 5 Business Days after the date of this Agreement;

(b)	notify to the Agent details of each new bank account (name of the bank or financial institution, bank account number and bank purpose) to be opened for the Borrower within 15 Business Days after such bank account is opened; and

(c)	notify to the Agent any changes to the information regarding bank accounts to be supplied to the Agent pursuant to this Clause 23.31.6 within 15 Business Days after such change has occurred.

23.31.7	The Borrower must ensure that each Transaction Security or other Security contemplated by documents referred to Clause 23.31.1, 23.31.3, 23.31.4, 23.31.5 and 23.31.5 is punctually perfected, filed, notified or registered (as applicable) within the periods set out in the relevant Transaction Security Documents or other documents, and in particular that registered pledges in favour of the Agent are registered (as first priority pledges, ranking equal with ING Bank N.V. London Branch (if applicable) and Bank Zachodni WBK S.A. pledges) within 4 Months from the date of the relevant pledge agreements pursuant to final and binding court’s decisions (unless other dates are specified above).

23.32	Costs

The Borrower shall cover all costs relating to the fulfilment of the conditions precedent, conditions subsequent and undertakings (subject to Clause 18.1 (Transaction legal expenses)) contemplated by this Agreement.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 24 is an Event of Default (save for Clause 24.20 (Acceleration and Cancellation) and Clause 24.21 (Advances due on demand)).

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

24.1.1	its failure to pay is caused by:

(a)	administrative or technical error; or

(b)	a Disruption Event; and

24.1.2	payment is made within two Business Days of its due date.

24.2	Financial covenants and other obligations

24.2.1	Any requirement of Clause 22 (Financial covenants) is not satisfied or an Obligor does not comply with the provisions of Clause 21 (Information Undertakings).

24.2.2	An Obligor does not comply with any provision of any Transaction Security Document.

24.3	Other obligations

24.3.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenants and other obligations)).

24.3.2	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the Agent giving notice to the Borrower or relevant Obligor or the Borrower or an Obligor becoming aware of the failure to comply.

24.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

24.5	Cross default

24.5.1	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

24.5.2	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

24.5.3	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

24.5.4	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

24.5.5	No Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 24.5.1 to 24.5.4 above is less than USD 2,000,000 (or its equivalent in any other currency or currencies).

24.6	Cross - default under the Indenture

Without prejudice to Clause 24.5, a default or an event of default under the Indenture or the notes or the notes guarantees issued in connection with the Indenture has occurred and is continuing, or the holders of such notes for other reasons are capable of requesting such notes to be repurchased, redeemed or otherwise repaid in full or in part prior to their maturity.

24.7	Insolvency

24.7.1	Any Obligor ceases to perform its obligations as they fall due or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

24.7.2	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

24.7.3	A moratorium is declared in respect of any indebtedness of any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

24.8	Insolvency proceedings

24.8.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor (including, without limitation, any ‘recovery proceedings’ (postepowanie naprawcze) in relation to any Polish company);

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets (including, without limitation, (i) liquidation (“likwidacja”) under the Polish Commercial Companies Code, (ii) compulsory management (“zarzad”) in the course of execution proceedings under the Polish Civil Procedure Code, or (iii) administration over (“zarzad”) or leasing of (“dzierzawa”) the debtor’s business in connection with the enforcement of a registered pledge under the Polish Act on Registered Pledge and Pledge Register); or

(d)	enforcement of any Security over any assets of any Obligor exceeding in aggregate USD 500,000,

or any analogous procedure or step is taken in any jurisdiction.

24.8.2	Clause 24.8.1 shall not apply to any step or procedure contemplated by paragraph (b) of the definition of Permitted Transaction.

24.9	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Obligors having an aggregate value of USD 1,000,000 and is not discharged within 10 days.

24.10	Unlawfulness and invalidity

24.10.1	It is or becomes unlawful for an Obligor or any other member of the Group that is a party to the Intercreditor Agreement to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Intercreditor Agreement is or becomes unlawful.

24.10.2	Any obligation or obligations of any Obligor under any Finance Documents or any other member of the Group under the Intercreditor Agreement are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Finance Parties under the Finance Documents.

24.10.3	Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under this Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

24.11	Intercreditor Agreement

24.11.1	Any party to the Intercreditor Agreement (other than a Finance Party) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement; or

24.11.2	a representation or warranty given by that party in the Intercreditor Agreement is incorrect in any material respect,

and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 15 days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.

24.12	Cessation of business

Any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a Permitted Disposal or a Permitted Transaction.

24.13	Change of ownership

An Obligor (other than the Investor) ceases to be a wholly-owned Subsidiary of the Investor except, as a result of a disposal which is a Permitted Disposal or a Permitted Transaction.

24.14	Audit qualification

24.14.1	The Auditors of the Group qualify the audited annual consolidated financial statements of the Investor.

24.14.2	The Auditors of the Borrower qualify the audited annual consolidated financial statements of the Borrower.

24.15	Expropriation

The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets.

24.16	Governmental Intervention

By or under the authority of any government:

24.16.1	the management of any Obligor is wholly or partially displaced or the authority of any member of the Group in the conduct of its business is wholly or partially curtailed; or

24.16.2	all or a majority of the issued shares of any Obligor or the whole or any part (the book value of which is 20 per cent. or more of the book value of the whole) of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired.

24.17	Repudiation and rescission of agreements

24.17.1	An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

24.17.2	Any party to the Transaction Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Agent, likely to have a material adverse effect on the interests of the Finance Parties under the Finance Documents.

24.18	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Obligor or its assets (or against the directors of any Obligor) which has or is reasonably likely to have a Material Adverse Effect.

24.19	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

24.20	Acceleration and Cancellation

On and at any time after the occurrence of an Event of Default the Agent may by notice to the Borrower:

24.20.1	terminate this Agreement (subject to the shortest notice periods permissible under Polish law); and/or

24.20.2	demand additional security to be provided in respect of the Facility; and/or

24.20.3	demand a recovery plan to be furnished within a period specified by the Agent and, following the approval of such recovery plan by the Agent, demand the implementation thereof; and/or

24.20.4	cancel the Available Facility whereupon it shall immediately be cancelled; and/or

24.20.5	exercise any or all of its rights, remedies, powers or discretions under any of the Finance Documents or under Polish law.

24.21	Advances Due on Demand

If, pursuant to Clause 24.21 (Acceleration and Cancellation), the Agent declares this Agreement to be terminated in whole or in part, then, and at any time thereafter, the Agent may by notice to the Borrower:

24.21.1	require repayment of all or such part of the Advance on such date as it may specify in such notice (whereupon the same shall become due and payable on the date specified together with accrued interest thereon and any other sums then owed by the Borrower under the Finance Documents) or withdraw its declaration with effect from such date as it may specify; and/or

24.21.2	exercise any or all of its rights, remedies, powers or discretions under any of the Finance Documents or under Polish law.

25.	CHANGES TO THE FINANCE PARTIES

25.1	Assignments and transfers by the Lender

Subject to this Clause 25, a Lender (the “Existing Lender”) may assign any of its rights and transfer any of its obligations under or in respect of the Finance Documents to another bank (the “New Lender”).

25.2	Conditions of assignment or transfer

25.2.1	The consent of the Borrower is not required for an assignment of rights and transfer of obligations by an Existing Lender.

25.2.2	An assignment and transfer will only be effective if the procedure set out in Clause 25.4 (Procedure for transfer) is complied with.

25.2.3	If:

(a)	the Lender assigns any of its rights or transfers any of its obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

25.3	Limitation of responsibility of Existing Lender

25.3.1	Unless expressly agreed to the contrary, the Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of the Obligors;

(c)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

25.3.2	The New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or the amount of any Available Facility is greater than zero or any Commitment is in force.

25.3.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.4	Procedure for transfer

1.1.2	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) an assignment and transfer is effected in accordance with Clause 25.4.2 when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) of clause 25.4.2, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

25.4.1	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

25.4.2	On the Transfer Date:

(a)	the assignment of the Existing Lender’s rights intended to be assigned pursuant to the Transfer Certificate to the New Lender shall become effective;

(b)	the assumption by the New Lender of the obligations of the Existing Lender corresponding to the Existing Lender’s assigned rights shall become effective, and the New Lender shall become obliged to perform and comply with the assumed obligations under the Finance Documents as if it were originally named as an original party in the Finance Documents; and

(c)	the New Lender shall acquire all rights of the Existing Lender vis-à-vis the Agent, the Security Agent, the Arranger and the other Lenders, and the New Lender shall be deemed to confirm in favour of the Agent, the Security Agent, the Arranger and the other Lenders that it shall be under the same obligations towards each of them as it would have been if it had been an original party to the Facility Agreement as an Original Lender; and

(d)	the New Lender shall become a Party as a “Lender” and, to the extent the assignment comprises also the transfer of associated Security, it shall also become a party to the relevant Security Documents.

25.4.3	The Parties agree and acknowledge that any assignment and transfer carried out under or in connection with this Clause 25 does not constitute and shall not constitute a novation (odnowienie) within the meaning of Article 506 of the Polish Civil Code.

25.5	Copy of Transfer Certificate to Borrower

The Existing Lender shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate. If any of the Agent, the Existing Lender or the New Lender so demands, the Borrower (and, if so demanded by the Existing Lender or the New Lender, any other Obligor) shall confirm the assignment and transfer documented by the Transfer Certificate by countersigning its copy and executing any other documents as may be required to evidence or perfect the assignment and transfer in relation to any Finance Document or any Security Document. If any Security or Security Document ceases to be effective in connection with the assignment or transfer or does not benefit the New Lender, the Borrower (and, if so demanded by the Existing Lender or the New Lender, any other Obligor) shall be obliged to execute at its cost any documents (subject to Clause 18.1 (Transaction legal expenses)) and carry out at its cost such other steps as the New Lender may reasonably require to create in its favour the same Security or Security Document as the Security or Security Document benefiting the Existing Lender prior to the assignment or transfer.

25.6	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

25.6.1	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

25.6.2	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Obligor; or

25.6.3	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate.

26.	CHANGES TO THE OBLIGORS

26.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Guarantors

26.2.1	Subject to compliance with the provisions of Clause 21.7 (“Know your customer” checks), the Borrower may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(a)	the Borrower delivers to the Lender a duly completed and executed Accession Letter; and

(b)	the Agent has received all of the documents and other evidence listed in Part B of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

26.2.2	The Agent shall notify the Borrower promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part B of Schedule 2 (Conditions precedent).

26.2.3	Notwithstanding the above, the Borrower shall ensure that each person that becomes a Guarantor under the Indenture immediately accedes to this Agreement as an Additional Guarantor.

26.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

27.	ROLE OF THE FINANCE PARTIES

27.1	Appointment of the Agent and the Security Agent

27.1.1	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

27.1.2	Each other Finance Party appoints the Security Agent to act as its agent under and in connection with the relevant Transaction Security Documents.

27.1.3	Each other Finance Party appoints the Security Agent to act as a pledge administrator in respect of any registered pledge created or to be created pursuant to the relevant Transaction Security Documents.

27.1.4	Each Finance Party (other than the Agent) authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.1.5	Each other Finance Party authorises the Agent and the Security Agent (as appropriate):

(a)	to exercise the rights, powers, authorities and discretions specifically given to the Agent or, as the case may be, the Security Agent under or in connection with the relevant Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	(in the case of the Security Agent) to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it, in each case, for and on behalf of the Finance Parties.

27.2	Duties of the Agent and Security Agent

27.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

27.2.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

27.2.3	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

27.2.4	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

27.2.5	The Agent’s and Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

27.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.4	No fiduciary duties

27.4.1	Nothing in this Agreement constitutes the Agent and/or Arranger and/or (save as expressly stated in this Agreement and/or any other Finance Document) the Security Agent as a trustee or fiduciary of any other person.

27.4.2	None of the Agent, the Security Agent or the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5	Business with the Group

The Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.6	Rights and discretions

27.6.1	The Agent and, in relation to the Security Documents, the Security Agent may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

27.6.2	The Agent and, in relation to the Security Documents, the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Parent (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

27.6.3	The Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

27.6.4	The Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

27.6.5	The Agent and the Security Agent may each disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

27.6.6	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent or the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

27.7	Lenders’ instructions

27.7.1	Unless a contrary indication appears in a Finance Document, the Agent shall:

(a)	exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by all Lenders (or, if so instructed by all Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent; and

(b)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of all Lenders.

27.7.2	Unless a contrary indication appears in a Finance Document, any instructions given by all Lenders shall be binding on all the Finance Parties.

27.7.3	The Agent or, as the case may be, the Security Agent may refrain from acting in accordance with the instructions of all Lenders until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

27.7.4	In the absence of instructions from all Lenders the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

27.7.5	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.7.6	Unless a Finance Document provides otherwise, the above provisions apply to the Security Agent accordingly.

27.8	Responsibility for documentation

None of the Agent, the Security Agent, the Arranger:

27.8.1	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Security Agent, an Obligor or any other person given in or in connection with any Finance Document or the Information Package or the Reports or the transactions contemplated in the Finance Documents; or

27.8.2	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security Documents.

27.9	Exclusion of liability

27.9.1	Without limiting paragraph 27.9.2 below, the Agent and the Security Agent will not be liable to the other Finance Parties (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or the Transaction Security.

27.9.2	No Party (other than the Agent or the Security Agent) may take any proceedings against any officer, employee or agent of the Agent or the Security Agent in respect of any claim it might have against the Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document. Any officer, employee or agent of the Agent or the Security Agent may rely on this Clause.

27.9.3	Neither the Agent nor the Security Agent shall be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Agent if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or the Security Agent for that purpose.

27.9.4	Nothing in this Agreement shall oblige the Agent or the Arranger or the Security Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger and the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger or the Security Agent.

27.10	Lenders’ indemnity to the Agent and the Security Trustee

27.10.1

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each of the Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the /Agent or the Security Agent (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence or wilful misconduct) in acting as Agent or Security Agent under the Finance Documents (unless the Agent or the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.10.2	The Borrower shall promptly on demand by the Agent reimburse each Lender for any payment made by it under paragraph 27.10.1 above.

27.11	Resignation of the Agent and the Security Agent

27.11.1	The Agent and the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

27.11.2	Alternatively the Agent and the Security Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent or the Security Agent, as the case may be.

27.11.3	If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph 27.11.2 above within 30 days after notice of resignation was given, the Agent or Security Agent (after consultation with the Borrower) may appoint a successor Agent or the Security Agent, as the case may be.

27.11.4	The retiring Agent or Security Agent shall, at its own cost, make available to the successor Agent or Security Agent such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

27.11.5	The Agent’s or Security Agent’s resignation notice shall only take effect upon the appointment of a successor.

27.11.6	Upon the appointment of a successor:

(c)	the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27; and

(d)	the successor Agent or Security Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.11.7	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent or the Security Agent, require it to resign in accordance with paragraph 27.11.2 above. In this event, the Agent or the Security Agent shall resign in accordance with paragraph 27.11.2 above.

27.12	Confidentiality

27.12.1	In acting as agent for the Finance Parties, the Agent and the Security Agent shall each be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

27.12.2	If information is received by another division or department of the Agent or the Security Agent, it may be treated as confidential to that division or department and the Agent and the Security Agent shall not be deemed to have notice of it.

27.12.3	Notwithstanding any other provision of any Finance Document to the contrary, none of the Arranger, the Agent or the Security Agent is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

27.13	Relationship with the Lenders

27.13.1	The Agent (or, in respect of the Security Documents, the Security Agent) may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender (or, in respect of the Security Documents, the Security Agent) to the contrary in accordance with the terms of this Agreement.

27.13.2	Each Lender shall supply the Agent and the Security Agent with any information required by the Agent or the Security Agent in order to make calculations or determinations under the Finance Documents.

27.13.3	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

27.14	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Security Agent and the Arranger that it has been, and shall continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

27.14.1	the financial condition, status and nature of each member of the Group;

27.14.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security Document;

27.14.3	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security Document or the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

27.14.4	the adequacy, accuracy and/or completeness of the Information Package, the Reports and any other information provided by the Agent any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

27.14.5	the right or title of any person in or to, or the value or sufficiency of any part of the property over which any Transaction Security is given.

27.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (after consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.17	Reliance and engagement letters

Each Finance Party confirms that each of the Arranger the Agent and the Security Agent has authority to accept on its behalf and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger, Security Agent or Agent the terms of any reliance letter or engagement letters relating to the Information Package, the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of the Information Package, those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

28.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

28.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

28.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

29.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

29.1.2	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

29.1.3	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.6 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 30.6 (Partial payments).

29.3	Recovering Finance Party’s rights

29.3.1	On a distribution by the Agent under Clause 29.2 (Redistribution of payments), the Recovering Finance Party shall be subrogated to the rights of the Finance Parties which have shared in the redistribution.

29.3.2	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph 29.3.1 above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

29.4.1	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

29.4.2	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor shall be liable to the reimbursing Finance Party for the amount so reimbursed.

29.5	Exceptions

29.5.1	This Clause 33 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

29.5.2	Unless agreed otherwise, a Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified the other Finance Party of the legal or arbitration proceedings; and

(b)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

30.1.1	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

30.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

30.2	Use of funds on Borrower’s accounts

30.2.1	On each date on which an Obligor is required to make a payment under a Finance Document, monies standing to the credit of an account of the Borrower may be applied by the Agent in or towards discharge of the Borrower’s obligations under the Finance Documents.

30.2.2	The Agent shall not be responsible to the Obligors for the non-payment of any of the Borrower’s obligations which could be paid out of moneys standing to the credit of any account of the Borrower nor shall the Agent be liable for any withdrawal from an account wrongly made (except for gross negligence, fraud or wilful misconduct) by the Agent.

30.3	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.4 (Distributions to an Obligor) and Clause 30.5 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in a principal financial centre in Warsaw or London.

30.4	Distributions to an Obligor

The Lender may (with the consent of the Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.5	Clawback

30.5.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

30.5.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.6	Partial payments

30.6.1	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses due to the Agent, the Security Agent or the Arranger under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

30.6.2	The Lender may vary the order set out in paragraphs (b) to (d) of sub-clause 30.6.1 above.

30.6.3	Sub-clauses 30.6.1 and 30.6.2 above will override any appropriation made by an Obligor.

30.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.8	Business Days

30.8.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

30.8.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.9	Currency of account

30.9.1	Subject to sub-clauses 30.9.2 to 30.9.5 below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.

30.9.2	A repayment of an Advance or Unpaid Sum or a part of an Advance or Unpaid Sum shall be made in the currency in which that Advance or Unpaid Sum is denominated on its due date.

30.9.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

30.9.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

30.9.5	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

30.10	Change of currency

30.10.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

30.10.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower or a Lender that a Disruption Event has occurred:

30.11.1	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

30.11.2	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph 30.11.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

30.11.3	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers); and

30.11.4	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.11.

31.	SET-OFF

Each Finance Party may set off any obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, each Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

32.2.1	in the case of the Borrower, that identified with its name below;

32.2.2	in the case of any other Obligor or a Lender (other than the Original Lender), that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

32.2.3	in the case of the Agent and the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

32.3	Delivery

32.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

32.3.2	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the it and then only if it is expressly marked for the attention of the department or officer identified with the its signature below (or any substitute department or officer as it shall specify for this purpose).

32.3.3	Any communication or document made or delivered to the Investor in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

32.4	English language

32.4.1	Any notice given under or in connection with any Finance Document must be in English.

32.4.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Obligors and any such amendment or waiver will be binding on all Parties.

37.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

38.	GOVERNING LAW

This Agreement is governed by Polish law.

39.	ENFORCEMENT

39.1	Polish courts

The court relevant for the location of the Lender’s branch in Warsaw at ul. Marszałkowska 142 has exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity).

39.2	Convenient Forum

The parties agree that the court referred to in Clause 39.1 is an appropriate and convenient court to settle Disputes between them and, accordingly, that they will not argue to the contrary.

39.3	Non-exclusive Jurisdiction

This Clause 39 is for the benefit of the Lender only. As a result and notwithstanding Clause 39.1 (Polish Courts), it does not prevent the Lender from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent Proceedings in any number of jurisdictions.

39.4	Service of process

39.4.1	Each Obligor (other than the Borrower) agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it, at the Lender’s discretion, at its registered office or at the registered office of the Borrower.

39.4.2	If the appointment of the person mentioned in this Clause 39.4.1 ceases to be effective, the relevant Obligor shall immediately appoint another person in Poland to accept service of process on its behalf in Poland. If an Obligor fails to do so (and such failure continues for a period of not less than fourteen days), the Lender is hereby irrevocably authorised by each the Obligors to appoint such a person in the name and on behalf of each Obligor. Nothing contained herein shall restrict the right to serve process in any other manner allowed by law. This Clause 39.4.1 applies to Proceedings in Poland and to Proceedings elsewhere.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

The Original Guarantors

Name of Original Guarantor	Registration number (or equivalent, if any)
CENTRAL EUROPEAN DISTRIBUTION CORPORATION INC.	54-1865271 (TIN)

ASTOR SP. Z O.O.	0000035560

BOLS SP. Z O.O.	0000013113

BOTAPOL HOLDING B.V.	27182495

CAREY AGRI INTERNATIONAL-POLAND SP. Z O.O.	0000051098

DAKO-GALANT PRZEDSIEBIORSTWO HANDLOWO PRODUKCYJNE SP. Z O.O	0000035408

DAMIANEX S.A.	0000108201

DELIKATES SP. Z O.O.	0000005942

IMPERIAL SP. Z O.O.	0000232064

KROKUS SP. Z O.O.	0000108575

MIRO SP. Z O.O.	0000065440

MTC SP. Z O.O.	0000141499

MULTI-EX S.A.	0000034424

ONUFRY S.A.	0000044301

PANTA HURT SP. Z O.O.	0000065197

POLNIS DYSTRYBUCJA SP. Z O.O.	0000214976

POLSKIE HURTOWNIE ALKOHOLI SP. Z O.O.	0000072448

PRZEDSIEBIORSTWO DYSTRYBUCJI ALKOHOLI AGIS S.A.	0000103408

PWW SP. Z O.O.	0000022968

The Original Lenders

Name of Original Lender	Commitments (USD)
BANK HANDLOWY W WARSZAWIE S.A.	40,000,000

Total	40,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part A

Conditions precedent to initial Utilisation

All the documents provided in accordance with this Schedule 2 shall be in the form and substance satisfactory to the Lender. Further, all the copies shall be delivered as certified copies in accordance with Clause 1.2 (d) of this Agreement).

1.	The Obligors

1.1	Copies of the constitutional documents of each Obligor (including the excerpts from the relevant registers).

1.2	A copy of a resolution of the Management Board of each of the Obligors:

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it shall execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf (provided that this condition does not apply to Obligors incorporated in Poland which execute Finance Documents in accordance with their representation requirements); and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A specimen of the signature of each person authorised on behalf of an Obligor to enter into or witness the entry into of any Finance Document and a copy of each such person’s passport or national identity card.

1.4	A certificate of each of the Obligors confirming that borrowing or guaranteeing respectively, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on an Obligor to be exceeded.

1.5	A copy of the resolution of the Shareholder’s Meeting of each Obligor to the extent that such resolution is required by the relevant Obligor’s constitutional documents or by law.

1.6	A copy of the resolution of the Supervisory Board of each Obligor to the extent that such resolution is required by the relevant Obligor’ constitutional documents or by law.

1.7	A copy of share register of the Borrower.

1.8	A certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

1.9	Up-to-date tax and ZUS certificates confirming that Borrower has no outstanding tax or social charges liabilities.

2.	Legal opinions

2.1	The following legal opinions, each addressed to the Lender:

(a)	A legal opinion of Clifford Chance Janicka, Namiotkiewicz, Dębowski i wspólnicy sp. komandytowa, legal advisers to the Lender in respect of Polish law.

(b)	A legal opinion of Dewey & LeBoeuf LLP, legal advisers to the Borrower as to the matters of the laws of the state of New York (USA) and the Delaware General Corporation Law confirming no violation of any provisions of the Indenture by the Finance Documents, capacity and due representation of Central European Distribution Corporation Inc. and that no consent of ING Bank N.V., London Branch is needed for establishment of the security interests under the Security Documents.

3.	Finance Documents

3.1	This Agreement.

3.2	The Fee Letter.

4.	Security Documents

4.1	The Intercreditor Agreement.

4.2	A registered pledge and a financial pledge over all the shares in the Borrower securing the Total Commitments (including all notices and acknowledgements, and a power of attorney to perform shareholder’s rights as well as a power of attorney to execute a pledge agreement over the new shares in the Borrower), together with a proof of filing for registration and evidence of payment of relevant court fees.

4.3	Excerpts from the register of registered pledges confirming the absence of any pledge on shares in the Borrower, other than Existing Security.

4.4	Prove of filling an application to obtain an excerpts from the register of fiscal pledges confirming the absence of any pledge on shares of the Borrower.

4.5	Submission to Execution of each Obligor.

4.6	Copies of all consents and other documents necessary for the purpose of creating the Security in accordance with the Finance Documents.

4.7	Consent of Bank Zachodni WBK S.A. to sign relevant Finance Documents.

5.	Financial Statements and Reports

5.1	Copies of the Original Financial Statements of all the Obligors.

5.2	A copy of the Group structure chart in the form and substance satisfactory to the Lender (incorporating intra-group loans) showing the structure of the Acquisition and the structure of the Group after the Acquisition.

5.3	The Funds Flow Memorandum.

5.4	The Reports.

6.	Acquisition

6.1	Copies of the Acquisition Documents.

7.	Other Documents and Evidence

7.1	A copy of the Shareholders’ Agreement.

7.2	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Part B

Conditions Precedent required to be

delivered by an Additional Guarantor

1.	An Accession Letter, duly executed by the Additional Guarantor and the Borrower.

2.	Copies of the constitutional documents of the Additional Guarantor (including the excerpt from the relevant register).

3.	A copy of a resolution of the Management Board of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and resolving that it shall execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter (provided that this condition does not apply to an Additional Guarantor incorporated in Poland which executes the Accession Letter in accordance with its representation requirements).

4.	The Submission to Execution for the Additional Guarantor.

5.	A specimen of the signature of each person authorised to execute the Accession Letter and a copy of each such person’s passport or national identity card.

6.	A certificate of the Additional Guarantor confirming that borrowing or guaranteeing respectively, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on the Additional Guarantor to be exceeded.

7.	A copy of the resolution of the Shareholders’ Meeting of the Additional Guarantor to the extent that such resolution is required by the Additional Guarantor’s constitutional documents or by law.

8.	A copy of the resolution of the Supervisory Board of the Additional Guarantor to the extent that such resolution is required by the relevant the Additional Guarantor’s constitutional documents or by law.

9.	If the Additional Guarantor is a Polish entity, a copy of its share register.

10.	A certificate of an authorised signatory of each of the Additional Guarantor certifying that each copy document relating to it specified in this Part B is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

11.	If the Additional Guarantor is a Polish entity, up-to-date (but in any event issued not earlier than 30 days prior to the date of the Accession Letter) tax and ZUS certificates confirming that the Additional Guarantor has no outstanding tax or social charges liabilities

12.	The following legal opinions, each addressed to the Lender:

(a)	A legal opinion of Clifford Chance Janicka, Namiotkiewicz, Dębowski i wspólnicy sp. komandytowa, legal advisers to the Lender in respect of Polish law.

(b)	If the Additional Guarantor is not a Polish company, a legal opinion of advisers to the Borrower in respect of capacity, due representation and valid representation of the Additional Guarantor.

13.	To the extent not otherwise previously delivered pursuant to the terms of any Finance Document, the latest audited and unaudited financial statements of the Additional Guarantor and the latest available management accounts.

14.	Evidence satisfactory to the Lender that all regulatory consents and approvals required under applicable laws have been received.

15.	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Additional Guarantor accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

SCHEDULE 3

UTILISATION REQUEST

From: [Borrower]

To: [Lender]

Dated:

Dear Sirs

Carey Agri International-Poland Sp. z o.o. – USD 40,000,000 Facility Agreement

dated 2 July 2008 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request in respect of the Facility. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow an Advance on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Advance:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Advance should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
Carey Agri International-Poland Sp. z o.o.

*	delete as appropriate

SCHEDULE 4

FORM OF ACCESSION LETTER

To: [Lender]

From: [Subsidiary] and [Borrower]

Dated:

Dear Sirs

Carey Agri International-Poland Sp. z o.o. – USD 40,000,000 Facility Agreement

dated 2 July 2008 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 26.2 (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter is governed by Polish law.

[Borrower]	[Subsidiary]

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

To: [Lender]

From: [Borrower]

Dated:

Dear Sirs

Carey Agri International-Poland Sp. z o.o. – USD 40,000,000 Facility Agreement

dated 2 July 2008 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	the Net Leverage Ratio is [ ]; and

(b)	[the Consolidated Coverage Ratio is [ ].]*

3.	[We confirm that no Default is continuing.]**

Signed:
Director	Director
of	of
[Borrower]	[Borrower]

*	This only needs to be included in Compliance Certificates relating to a semi-annual Testing Date (that is, relating to a 12 Month period ending on 30 June or 31 December).
**	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 6

EXISTING SECURITY

Company	Type of security	Subject of security

Credit Facility Agreement with Fortis Bank Polska S.A.

Credit facility agreement dated

31.03.2006 for

PLN 80,500,000

(extension of the facility agreement

concluded prior to Indenture of 2005)

Carey Agri

MTC

MIRO

“DELIKATES”, MULTI-EX

“PANTA-HURT”

“POLSKIE HURTOWNIE ALKOHOLI”

ASTOR

“IMPERIAL”

“POLNIS-DYSTRYBUCJA”

“DAKO-GALANT”

“ONUFRY”

“FINE WINE & SPIRITS (FWS)”

PWW

“SAOL DYSTRYBUCJA”

PRZEDSIĘBIOSTWO DYSTRYBUCJI ALKOHOLI “AGIS”

“DAMIANEX”

“KROKUS”

“BOLS”

	registered pledge	registered pledge over inventory of MTC Sp. z o.o., Miro Sp. z o.o., Delikates Sp. z o.o., Multi-Ex S. A., Panta-Hurt Sp. z o.o.

Credit Facility Agreement with Fortis Bank Austria N.V., Fortis Bank Polska S.A. and Bank

Pekao S.A.

Credit facility agreement dated 21.12.2007 for PLN 300,000,000 CAREY AGRI INTERNATIONAL -POLAND sp. z o.o.

Promissory Notes of the Borrower, “MTC” Sp. z o.o.

“MIRO” Sp. z o.o.,

“DELIKATES” Sp. z o.o., MULTI-EX S.A.

“PANTA-HURT” Sp. z o.o. “POLSKIE HURTOWNIE ALKOHOLI” Sp. z o.o.

“ASTOR” Sp. z o.o.

“IMPERIAL” Sp. z o.o.

“POLNIS-DYSTRYBUCJA” Sp. z o.o.

“DAKO-GALANT” Przedsiębiorstwo Handlowo Produkcyjne Sp. z o.o.

“ONUFRY” S.A.,

“PWW” Sp. z o.o.

PRZEDSIĘBIOSTWO DYSTRYBUCJI ALKOHOLI “AGIS” Sp. z o.o.

“DAMIANEX” S.A.

“KROKUS” Sp. z o.o.

“BOLS” Sp. z . o.o.,

“BOTAPOL HOLDING” B.V.

financial and registered pledge over the shares

financial and registered pledge over the shares in Przedsiębiorstwo Polmos Białystok S.A.(4,039,680 shares acquired in public tenders and squeez-outs) and registered pledge over the share in Bols Hungary

Credit Facility Agreement with Bank Pekao S.A.

Framework credit facility agreement (overdrafts)

dated 29.03.2007 for

PLN 118,500,000

(extension of the facility agreement concluded prior to Indenture of 2005)

Carey Agri

PHA

ASTOR

Damianex

AGIS

Onufry

Dako Galant

SAOL

Polnis

Impersial

Krokus

PHS

Registered pledge; Suretiship; Power of Attorney to current bank account; Assignment of rights; Sponsor Declaration issued by Central European Distribution Corporation	registered pledge over inventory (excluding the inventory of PHS);

Credit Facility Agreement with BRE Bank S.A.

Credit Facility dated 31.08.2007 (as amended on 21 April 2008) for PLN 80,500,000 Carey Agri, Bols, PWW, MTC, PHA, Agis, Onufry	Promissory notes of Carey Agri, Bols Sp. z o.o., PWW Sp. zo.o, MTC Sp. z o.o., PHA Sp. z o.o, Agis Sp. z o.o., Onufry S.A.	N/A

Credit Facility Agreement with Bank Zachodni WBK S.A.

USD 50,000,000 Facilities Agreement dated 24 April 2008 for Bols sp. z o.o. with Bank Zachodni WBK S.A. (USD Term and Overdraft Facilities Agreement)

Original Guarantors:

Central European Distribution Corporation, Astor sp. z o.o.; Bols sp. z o.o., Botapol Holding B.V., Carey Agri International-Poland sp. z o.o.; Dako-Galant Przedsiębiorstwo Handlowo Produkcyjne sp. z o.o.; Damianex S.A., Delikates sp. z o.o., Imperial sp. z o.o., Krokus sp. z o.o., Miro sp. z o.o., MTC sp. z o.o., Multi-ex S.A., Onufry S.A., Panta Hurt sp. z o.o., Polnis Dystrybucja sp. z o.o., Polskie Hurtownie Alkoholi sp. z o.o.; Przedsiębiorstwo Dystrybucji Alkoholi Agis S.A.; PWW sp. z o.o.;

Submission to execution; Power of Attorney to the bank account of Bols sp. z o.o. at BZ WBK.

financial and registered pledge over the shares in Bols sp. z o.o. (47.065 shares) and pledge over shares in Copecresto Enterprises Limited

Indenture with The Bank of New York and ING Bank N.V., London Branch

Indenture dated 25.07.2005 for EUR 325,000,000.00 CENTRAL EUROPEAN DISTRIBUTION CORPORATION

Guarantors:

Carey Agri International-Poland sp. z o.o.; Onufry S.A.; Multi-Ex S.A.; Astor sp. z o.o.; Polskie Hurtownie Alkoholi sp. z o.o.; MTC sp. z o.o.; Przedsiębiorstwo Dystrybucji Alkoholi Agis S.A.; Dako-Galant Przedsiębiorstwo Handlowo Produkcyjne sp. z o.o.; Damianex S.A.; PWW sp. z o.o.; Miro sp. z o.o.; Botapol Holding B.V.; Bols sp. z o.o.; Delikates sp. z o.o.; Panta Hurt sp. z o.o.; Polnis Dystrybucja sp. z o.o.; Imperial sp. z o.o.; Krokus sp. z o.o.

registered pledge over shares of each Guarantor

financial and registered pledge over shares of Polmos Białystok S.A. (4,039,680 shares acquired in public tenders and squeeze-outs) and registered pledge over the share in Bols Hungary – with pari passu ranking for the banks established in connection with the Credit Facility Agreement for PLN 300,000,000.00 as described above pledge over the shares of Copecresto Enterprises Limited

SCHEDULE 7

CEDC GROUP UNDERTAKINGS (BASED ON INDENTURE)

1.	DEFINITIONS AND INTERPRETATION

1.2	Definitions used in this Schedule

In this Schedule: “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person. In addition, for purposes of the following definitions and this Schedule generally, all ratios and computations based on GAAP shall be made in accordance with GAAP and shall be based upon the consolidated financial statements of the Investor and its Subsidiaries prepared in conformity with GAAP.

As used in this Schedule, the following terms shall have the following meanings:

1.2.1	“Acquired Debt” means, with respect to any specified Person:

(a)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated, amalgamated or otherwise combined with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging, consolidating, amalgamating or otherwise combining with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(b)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of such asset acquisition or the transactions by which such Person is merged or consolidated with or into the Investor or any Restricted Subsidiary or becomes a Restricted Subsidiary shall not constitute Acquired Debt.

1.2.2	“Additional Amounts” has the meaning set forth in Section 4.17 (Additional Amounts) of the Indenture.

1.2.3	“Affiliate” of any specified Person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition: (i) the terms “controlling”, “controlled by” and “under common control with” have correlative meanings and (ii) “Affiliate” shall include funds advised by the specified Person.

1.2.4	“Affiliate Transaction” has the meaning set forth in Section 2.11.

1.2.5

“Asset Sale” means: (i) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Investor and its Restricted Subsidiaries taken as a whole or of assets of Carey Agri and its Restricted Subsidiaries taken as a whole will be governed the provisions of Section 2.13 (Merger, Consolidation or Sale of Assets) and not by the provisions of Section 2.10 (Asset Sales); and (ii) the issuance of Equity Interests in any Restricted Subsidiary of the Investor or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $500,000;

(b)	a transfer of assets between or among the Investor and its Restricted Subsidiaries,

(c)	an issuance of Equity Interests by a Restricted Subsidiary of the Investor to the Investor or to a Restricted Subsidiary of the Investor;

(d)	the sale or lease of products (including, for the avoidance of doubt, user terminals), services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(e)	the sale or other disposition of cash or Cash Equivalents;

(f)	a Restricted Payment or Permitted Investment that is permitted by Section 4.4 (Limitation on Restricted Payments) hereof;

(g)	the waiver, compromise, settlement, release or surrender of any right or claim in the ordinary course of business; and

(h)	the sale or other disposition or assets received by the Investor or any of its Restricted Subsidiaries in compromise or settlement of claims of the Investor or any of its Restricted Subsidiaries; provided however that the net cash proceeds of such sale or disposition are applied in accordance with provisions of Section 2.10 (Asset Sales).

1.2.6	“Asset Sale Offer” means an offer to the Lender, Note holders and all holders of other Indebtedness that is pari passu with the Notes or the Finance Documents to prepay such indebtedness to such persons pro rata in accordance with provisions of this Schedule 7.

1.2.7	“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

1.2.8	“Available Facility” has the meaning given to it in Clause 1.1 (Definitions).

1.2.9	“Bankruptcy Law” means Title 11, United States Code or any similar federal, state or foreign law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors.

1.2.10	“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the U.S. Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the U.S. Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

1.2.11	“Bialystok” means Polmos Bialystok S.A.

1.2.12	“Board of Directors” means:

(a)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(c)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d)	with respect to any other Person, the board or committee of such Person serving a similar function.

1.2.13	“Bols” means Bols Sp. z o.o.

1.2.14	“Borrowing Base” means 65% of Inventory (determined as of the end of the most recently ended fiscal quarter for which consolidated financial statements of the Investor are publicly available) of the Investor and its Restricted Subsidiaries.

1.2.15	“Botapol” means Botapol Holding B.V.

1.2.16	“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of London or at a place of payment are authorized by law, regulation or executive order to remain closed.

1.2.17	“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital or finance lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

1.2.18	“Carey Agri” means Carey Agri International-Poland Sp. z o.o. (a limited liability company registered in Poland under number KRS 0000051098).

1.2.19	“Cash Equivalents” means:

(a)

securities (i) issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality of the U.S. government (provided that the full faith and credit of the United States is pledged in support of those securities), or (ii) which are denominated in euros and are issued by, or directly and fully guaranteed or insured by a member of the European Union as of 1 January 2004 or the Republic of Poland on the date of this Agreement, or any agency or instrumentality thereof, in each case having maturities of not more than six months from the date of acquisition;

(b)	certificates of deposit, time deposits and other bank deposits in U.S. dollars or euro with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a rating of A-1/P-1 or better from Moody’s and S&P;

(c)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d)	commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(e)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (d) of this definition.

1.2.20	“Code” means the United States Internal Revenue Code of 1986, as amended.

1.2.21	“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(a)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(c)	depreciation, amortization and any other non-cash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period) of the Investor and the Restricted Subsidiaries (including amortization of capitalized debt issuance costs for such period and any non-cash compensation expense, realized for grants of stock options or other rights to officers, directors and employees), all of the foregoing determined on a consolidated basis in accordance with GAAP; plus

(d)	minority interests to the extent that such minority interests were deducted in computing Consolidated Net Income; minus

(e)	to the extent they increase Consolidated Net Income, net after-tax exceptional or non-recurring gains plus;

(f)	to the extent they decrease Consolidated Net Income, net after-tax exceptional or non-recurring losses; minus

(g)	to the extent they increase Consolidated Net Income, non-cash items (including the partial or entire reversal of reserves taken in prior periods, but excluding reversals of accruals or reserves for cash charges taken in prior periods and excluding the accrual of revenue in the ordinary course of business) for such period;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Investor will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Investor only in the same proportion as the relevant Person’s Net Income was included in Consolidated Net Income.

1.2.22	“Consolidated Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred shares subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the “Calculation Date”), then the Consolidated Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preference shares, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Consolidated Coverage Ratio:

(a)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations, amalgamations or other business combinations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the U.S. Securities Act;

(b)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(c)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

1.2.23	“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(b)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders;

(c)	the cumulative effect of a change in accounting principles will be excluded;

(d)	notwithstanding clause (a) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

(e)	any expenses, charges or other costs related to the Transactions (including amortization of any such expenses, charges or other costs that have been capitalized) will be excluded.

1.2.24	“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Investor who:

(a)	was a member of such Board of Directors on the date of this Agreement; or

(b)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

1.2.25	“Credit Facilities” means, one or more borrowing facilities or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

1.2.26	“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

1.2.27

“Disqualified Shares” means any Equity Interests that, by their terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interests), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interests, in whole or in part, on or prior to the date that is 91 days after Final Maturity Date. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Shares solely because the holders of the Share Capital have the right to require the Investor to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Shares if the terms of such Equity Interests provide that the Investor may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 2.2 (Limitation on Restricted Payments) hereof.

1.2.28	“Equity Interests” of any Person means Share Capital and all warrants, options or other rights to acquire Share Capital (but excluding any Indebtedness that is convertible into, or exchangeable for, Share Capital) of any Person.

1.2.29	“Equity Offering” means an underwritten primary public offering of ordinary shares of the Investor.

1.2.30	“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

1.2.31	“Euro” or “€” means the single currency of participating member states of the EMU.

1.2.32	“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

1.2.33	“European Union” means the European Union, including any country that is a member state as of the date of this Agreement, but not including any country which becomes a member of the European Union after the date of this Agreement.

1.2.34	“European Council Savings Directive” means the European Council Directive 2003/48/EC.

1.2.35	“Existing Indebtedness” means Indebtedness of the Investor and its Subsidiaries in existence on the date of this Agreement, until such amounts are repaid.

1.2.36	“Fair Market Value” means the value that would be paid by a willing buyer to a willing seller that is not an Affiliate of the buyer in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors (unless otherwise provided in this Schedule).

1.2.37	“Finance Document” has the meaning given to it in Clause 1.1 (Definitions).

1.2.38	“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of indebtedness issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all expenses accrued or paid or payments received pursuant to Hedging Obligations; plus

(b)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(c)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(d)	the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preference shares of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Investor (other than Disqualified Shares) or to the Investor or a Restricted Subsidiary of the Investor, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus then current combined statutory income or corporation tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

1.2.39	“GAAP” means generally accepted accounting principles applicable in the United States as in effect from time to time.

1.2.40	“Government Securities” means direct obligations of, obligations fully guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by any country of the European Union that uses the euro as its currency and participated in the EMU for the payment of which guarantee of obligations the full faith and credit of any country of the European Union that uses the Euro as its currency and participates in the EMU is pledged and which are not callable or redeemable at the option of the Investor thereof.

1.2.41	“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

1.2.42	“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(b)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(c)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

1.2.43	“Holder” means a Person in whose name a Note is registered on the Registrar’s or any co-registrar’s books.

1.2.44	“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), without duplication, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)	in respect of banker’s acceptances;

(d)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(e)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(f)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

1.2.45	“Indenture” means the indenture dated 25 July 2005 and made between, amongst others, the Investor, The Bank of New York (as trustee, principal paying agent, registrar and transfer agent) and ING Bank N.V. (as note security agent) relating to EUR 325,000,000 8% senior secured notes due 2012.

1.2.46	“Inventory” means goods held for sale or lease by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

1.2.47	“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Investor or any Subsidiary of the Investor sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Investor such that, after giving effect to any such sale or disposition, such Subsidiary is no longer a Restricted Subsidiary of the Investor, the Investor will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investor Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 2.2 (Limitation on Restricted Payments) hereof. The acquisition by the Investor or any Subsidiary of the Investor of a Person that holds an Investment in a third person will be deemed to be an Investment by the Investor or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 2.2 (Limitation on Restricted Payments) hereof. Except as otherwise provided in this Schedule, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

1.2.48	“Issue Date” means 25 July 2005, the date of original issuance of the Notes.

1.2.49	“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

1.2.50	“Marketable Securities” means Cash Equivalents, Government Securities and freely tradeable debt securities with a debt rating no lower than A granted by S&P or A2 granted by Moody’s for so long as such ratings are maintained.

1.2.51	“Material Subsidiary” means, as of any date, any Restricted Subsidiary whose Consolidated Cash Flow for the most recent twelve-month period for which financial statements are available exceeds 5.0% of the Consolidated Cash Flow of the Investor.

1.2.52	“Moody’s” means Moody’s Companys Service, Inc.

1.2.53	“Net Income” means, with respect to any specified person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preference shares dividends, excluding, however:

(a)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (i) any Asset Sale or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(b)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

1.2.54	“Net Proceeds” means the aggregate cash proceeds received by the Investor or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under Credit Facilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

1.2.55	“Non-Recourse Debt” means Indebtedness:

(a)	as to which neither the Investor nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise or (iii) constitutes the lender;

(b)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted

Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Investor or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(c)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Investor or any of its Restricted Subsidiaries.

1.2.56	“Notes” means each of the 8% Senior Secured Notes issued under the Indenture.

1.2.57	“Note Security Agent” means ING Bank N.V., London Branch (or, if applicable, such other person as may from time to time hold the whole or any part if the security granted under the Note Security Documents) as Note Security Agent under the Note Security Documents.

1.2.58	“Note Security Documents” has the meaning set out in the Indenture.

1.2.59	“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

1.2.60	“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, or the Chief Financial Officer of such Person.

1.2.61	“Officers’ Certificate” means a certificate signed on behalf of the Investor, by two Officers of the Investor that meets the requirements of Section 12.3 (Statements Required in Certificate or Opinion) of the Indenture and any other relevant provisions of this Schedule. One of the Officers signing an Officers’ Certificate given pursuant to Section 4.19 (Compliance Certificate; Notice of Default) of the Indenture should be the principal executive officer or the principal financial officer of the Investor.

1.2.62	“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Lender, which meets the requirements of Section 12.3 (Statements Required in Certificate or Opinion) of the Indenture and any other relevant provisions of this Schedule. The counsel may be an employee of or counsel to the Investor, any Subsidiary of the Investor or the Lender.

1.2.63	“Permitted Business” means (i) the production and bottling of vodka and other alcoholic beverages and sales thereof, (ii) the importing, exporting, transportation, distribution and sale of beverages (including alcoholic beverages), cigars and cigarettes and other fast moving consumer goods; and (iii) any activity or business that is a reasonable extension or expansion of, or reasonably related to, the business described in the preceding clauses (i) and (ii).

1.2.64	“Permitted Business Investment” means an Investment in any Person the primary business of which consists of a Permitted Business.

1.2.65	“Permitted Investments” means:

(a)	any Investment in the Investor or in a Restricted Subsidiary of the Investor;

(b)	any Investment in Cash Equivalents or Government Securities;

(c)	any Investment by the Investor or any Restricted Subsidiary of the Investor in a person, if as a result of such Investment:

(i)	such person becomes a Restricted Subsidiary of the Investor; or

(ii)	such person is merged, consolidated, amalgamated or otherwise combined with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Investor or a Restricted Subsidiary of the Investor;

(d)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 2.10 (Asset Sales);

(e)	any acquisition of assets or Share Capital solely in exchange for the issuance of Equity Interests (other than Disqualified Shares) of the Investor;

(f)	any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Investor or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(g)	Investments represented by Hedging Obligations;

(h)	loans or advances to employees made in the ordinary course of business of the Investor or the Restricted Subsidiary of the Investor in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(i)	repurchases of the Notes;

(j)	Investments existing on the date of this Agreement and any amendment, modification, restatement, supplement, extension, renewal, refunding, replacement or refinancing, in whole or in part, thereof;

(k)	Investments constituting Permitted Business Investments, the sum of which does not exceed the greater of $5.0 million at any time outstanding; and

(l)	other Investments in any person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (l) that are at the time outstanding of no more than $10.0 million.

1.2.66	“Permitted Liens” means:

(a)	Liens on the Shares securing Indebtedness and other Obligations under the Indenture or the Credit Facilities and Hedging Obligations related thereto respectively permitted to be incurred under Section 2.1 (Incurrence of Indebtedness and Issuance of Preference Shares);

(b)	Liens on Inventory purchased with Indebtedness incurred under Credit Facilities permitted under Clause (a) of the second paragraph of Section 2.1 (Incurrence of Indebtedness and Issuance of Preference Shares);

(c)	Liens in favour of the Investor or the Obligors to secure obligations which are not pledged to secure Indebtedness owing to third parties;

(d)	Liens on property of a person existing at the time such person is merged, consolidated, amalgamated or otherwise combined with or into the Investor or any Subsidiary of the Investor; provided that such Liens were in existence prior to the contemplation of such merger, consolidation, amalgamation or other combination and do not extend to any assets other than those of the person merged, consolidated, amalgamated or combined with the Investor or the Subsidiary;

(e)	Liens on property (including Share Capital) existing at the time of acquisition of the property or of the Restricted Subsidiary which owns the property by the Investor or any Subsidiary of the Investor; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(f)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(g)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (d) of the second paragraph of Section 2.1 (Incurrence of Indebtedness and Issuance of Preference Shares) covering only the assets acquired with or financed by such Indebtedness;

(h)	Liens existing on the date of this Agreement (including the extension, re-issuance or renewal of such Liens in connection with Permitted Refinancing Indebtedness permitted to be incurred under clause (e) of the definition of Permitted Debt);

(i)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings instituted within a reasonable period of time and diligently pursued; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(j)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business;

(k)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(l)	Liens created for the benefit of the Lender and Liens required to be provided under the terms of the Indendure;

(m)

Liens securing Hedging Obligations permitted by clause (g) of the second paragraph under Section 2.1 (Incurrence of Indebtedness and Issuance of Preference Shares) and any Lien the principal purpose of which is to allow the setting off or netting of obligations under or in connection with any Hedging

Obligation, in either case, so long as such Lien is over only (i) the assets that secure the Indebtedness that is the subject of the relevant Hedging Obligations or (ii) cash or cash equivalents securing such Hedging Obligations.

(n)	Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance, other types of social security and other types of related statutory obligations;

(o)	rights of set-off under contracts that do not relate to Indebtedness for borrowed money;

(p)	Liens in favour of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(q)	Liens resulting from escrow arrangements unrelated to Indebtedness for borrowed money entered into in connection with a disposition of assets;

(r)	any retention of title reserved by any seller of goods or any Lien imposed, reserved or granted over goods supplied by such seller;

(s)	Liens arising out of or in connection with pre-judgment legal process or a judgement or a judicial awarded relating to security for costs; and

(t)	Liens on and pledges of Equity Interests of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

(u)	Liens held by the Investor on the assets or property of a Restricted Subsidiary to secure Indebtedness of such Restricted Subsidiary owing to and held by the Investor; and

(v)	Liens incurred in the ordinary course of business of the Investor or any of its Restricted Subsidiaries with respect to obligations that do not exceed $5.0 million at any one time outstanding.

1.2.67	“Permitted Refinancing Indebtedness” means any Indebtedness of the Investor or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of the Investor or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(a)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(b)	such Permitted Refinancing Indebtedness has a final Stated Maturity later than the final Stated Maturity of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(c)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Guarantees, such

Permitted Refinancing Indebtedness has a final Stated Maturity later than the final Stated Maturity of, and is subordinated in right of payment to, the Notes and the Guarantees on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(d)	such Indebtedness is incurred either by the Investor or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

1.2.68	“Person” means any individual, corporation, company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

1.2.69	“Principal Paying Agent” has the meaning set forth in Section 2.3 (Registrar and Paying Agent) of the Indenture.

1.2.70	“Proceeds Loan” means one or more loans between Carey Agri, as borrower, and the Investor, as lender, of the proceeds received by the Investor from the Notes on their respective dates of issue.

1.2.71	“Proceeds Loan Pledge Agreement” means the agreement governing the assignment of the Proceeds Loan by the Investor to the Note Security Agent.

1.2.72	“Qualified Expert” means an accounting, appraisal, investment bank or other firm, in each case, of international standing or another firm with specialist knowledge in valuing the property, assets or rights that are the subject of the relevant transaction.

1.2.73	“Record Date” means the Record Dates specified in the Notes.

1.2.74	“Registrar” has the meaning set forth in Section 2.3 (Registrar and Paying Agent) of the Indenture.

1.2.75	“Related Party” means the spouse of or immediate family member of William Carey or any trust, corporation, partnership or other entity, the only beneficiaries, stockholders, partners or owners of which, consist of William Carey, his spouse, and/or immediate family members of William Carey.

1.2.76	“Restricted Investment” means an Investment other than a Permitted Investment.

1.2.77	“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

1.2.78	“S&P” means Standard & Poor’s Ratings Group.

1.2.79	“SEC” means the United States Securities and Exchange Commission, as from time to time constituted, created under the U.S. Exchange Act, or if at any time after the execution of this Schedule such commission is not existing and performing the duties now assigned to it under the U.S. Securities Act and the U.S. Exchange Act, then the body performing such duties at such time.

1.2.80	“Share Capital” means:

(a)	in the case of a corporation, corporate stock;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Share Capital, whether or not such debt securities include any right of participation with Share Capital.

1.2.81	“Shares” has the meaning set out in the Indenture.

1.2.82	“Significant Group” means any group of Restricted Subsidiaries of any of the Obligors that, taken together (as of the latest audited consolidated financial statements of such Obligor and its Restricted Subsidiaries), would constitute a Significant Subsidiary.

1.2.83	“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the U.S. Securities Act, as such Regulation is in effect on the date hereof.

1.2.84	“Stated Maturity” means, with respect to any instalment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Agreement, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

1.2.85	“Subsidiary” means, with respect to any specified Person:

(a)	any corporation, association or other business entity of which more than 50% of the total voting power of Share Capital entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b)	any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

1.2.86	“Successor the Investor” has the meaning set forth in Section 3 (Successor company).

1.2.87	“Successor Obligor” has the meaning set forth in Section 3 (Successor company).

1.2.88	“Unrestricted Subsidiary” means any Subsidiary of the Investor that is designated by the Board of Directors of the Investor as an Unrestricted Subsidiary in accordance with the provisions summarized under Section 2.16 (Designation of Restricted and Unrestricted Subsidiaries) pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(a)	has no Indebtedness other than Non-Recourse Debt; and

(b)	is a Person with respect to which neither the Investor nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

1.2.89	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.2.90	“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

1.2.91	“Voting Stock” of any Person as of any date means the Share Capital of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

1.2.92	“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)	the sum of the products obtained by multiplying (i) the amount of each then remaining instalment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)	then outstanding principal amount of such Indebtedness.

1.2.93	“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares) or shares required by applicable law to be held by a Person other than the Investor or a Restricted Subsidiary will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

1.3	Construction

Unless the context otherwise requires, in this Schedule:

1.3.1	a term has the meaning assigned to it in this Schedule or this Agreement;

1.3.2	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

1.3.3	“or” is not exclusive;

1.3.4	words in the singular include the plural, and words in the plural include the singular;

1.3.5	provisions apply to successive events and transactions;

1.3.6	“herein”, “hereof” and other words of similar import refer to this Schedule as a whole and not to any particular Article, Section or other subdivision; and

1.3.7	all references to “€” or “euro” are to the lawful currency of the participating member states of the Third Stage of European Economic and Monetary Union of the Treaty Establishing the European Community.

2.	UNDERTAKINGS

The undertakings in this Section 2 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or the Available Facility is greater than zero.

2.1	Incurrence of Indebtedness and Issuance of Preference Shares

2.1.1	The Investor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur” any Indebtedness (including Acquired Debt), and the Investor will not issue any Disqualified Shares and will not permit any of its Restricted Subsidiaries to issue any preference shares; provided, however, that the Investor may incur Indebtedness or issue Disqualified Shares and any Obligor may incur Indebtedness (including Acquired Debt), if on the date thereof:

(a)	if the Consolidated Coverage Ratio for the Investor’s most recently ended four full fiscal quarters for which publicly available financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Shares are issued would have been no less than 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Shares had been issued, as the case may be, at the beginning of such four-quarter period; and

(b)	no Default or Event of Default will have occurred or be continuing or would occur as a consequence of incurring the Indebtedness or transactions relating to such incurrence.

2.1.2	Section 2.1.1 will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(a)	the incurrence by the Investor and its Restricted Subsidiaries of Indebtedness for working capital purposes under or in the form of one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (a) (with Credit Facilities being deemed to have a principal amount equal to the maximum potential liability of the Investor and its Restricted Subsidiaries thereunder) not to exceed the greater of:

(i)	USD 40.0 million; and

(ii)	the Borrowing Base;

provided that the total Indebtedness incurred under this clause (a) by Restricted Subsidiaries that on the date of such incurrence are not Obligors shall not exceed USD 10.0 million at any time;

(b)	the incurrence by the Investor and its Restricted Subsidiaries of Existing Indebtedness (other than Indebtedness described in clauses (a) and (c) of this paragraph);

(c)	(i) the incurrence by the Investor and the Obligors of Indebtedness represented by the Notes and related guarantees on the date of this Agreement and (ii) the incurrence by the Investor and the Obligors of Indebtedness pursuant to the Finance Documents;

(d)	the incurrence by the Investor or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Investor or any of its Restricted Subsidiaries, whether through the direct purchase of assets or the ordinary shares of any Person owning such assets (including any Indebtedness deemed to be incurred in connection with such purchase), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (d), not to exceed $15.0 million at any time outstanding; provided that the total Indebtedness incurred under this clause (4) by a Restricted Subsidiary that is not an Obligor shall not exceed $5.0 million at any time;

(e)	the incurrence by the Investor or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness (provided that the Proceeds Loan may be refunded or refinanced to the extent required in connection with any permitted refinancing of the Notes)) that was permitted by this Schedule to be incurred under the first paragraph of this covenant or clauses (b), (c) or (e) of this paragraph; provided that neither the Investor nor any of its Restricted Subsidiaries may rely on this clause (e) to refund, refinance, replace, defease or discharge Indebtedness under a Credit Facility that is in existence on the date of this Agreement;

(f)	the incurrence by the Investor or any of its Restricted Subsidiaries of Indebtedness between or among the Investor and any of its Restricted Subsidiaries; provided, however, that:

(i)	if the Investor or any Obligor is the obligor on such Indebtedness and the payee is not the Investor or an Obligor, such Indebtedness must be expressly subordinated in right of payment to the prior payment in full in cash of all Obligations of the Obligors with respect to the Finance Documents; and

(ii)

(1)	any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Investor or a Restricted Subsidiary of the Investor; and

(2)	any sale or other transfer of any such Indebtedness to a Person that is neither the Investor nor a Restricted Subsidiary of the Investor will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Investor or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (f);

(g)	the incurrence by the Investor or any of its Restricted Subsidiaries of Hedging Obligations:

(i)	for the purpose of fixing or hedging interest rate risk with respect to or in connection with any Indebtedness that is permitted by the terms of this Schedule to be outstanding or

(ii)	for the purpose of fixing or hedging currency exchange rate risk or changes in the prices of commodities and, in each case, not entered into for speculative purposes and including any such Hedging Obligations incurred in connection with the issuance of the Notes or the Facilities;

(h)	the guarantee by the Investor or any of its Restricted Subsidiaries (other than the Investor) of Indebtedness of the Investor or a Restricted Subsidiary of the Investor that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated in right of payment to the Finance Documents, then such guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(i)	the incurrence by the Investor or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business (including guarantees or indemnities related thereto);

(j)	the incurrence by the Investor or any of its Restricted Subsidiaries of Indebtedness arising from the honouring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(k)	Indebtedness of the Investor and its Restricted Subsidiaries consisting of advance or extended payment terms in the ordinary course of business;

(l)	the incurrence by the Investor or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Investor or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Share Capital of a Subsidiary, other than guarantees of Indebtedness of the Subsidiary disposed of, or incurred or assumed by any Person acquiring all or any portion of such business, assets or Share Capital for the purpose of financing such acquisition; provided that the maximum liability of the Investor and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value) actually received by the Investor and its Restricted Subsidiaries in connection with such disposition;

(m)

the incurrence or acquisition by the Investor or any of its Restricted Subsidiaries of Indebtedness, Disqualified Shares or preference shares of Persons that are acquired by the Investor or any of its Restricted Subsidiaries

or merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Investor or any of its Restricted Subsidiaries in accordance with the terms of this Schedule; provided that such Indebtedness, Disqualified Shares or preference shares are not incurred or issued in connection with such acquisition, merger, consolidation, amalgamation or other combination, and, after giving effect to such acquisition, merger, consolidation, amalgamation or other combination the Investor or such Restricted Subsidiary would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in Section 2.1.1;

(n)	the incurrence by the Investor and any Obligor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (n), not to exceed USD 15.0 million at any time outstanding.

2.1.3	For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 2.1, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (n) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Investor will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. Notwithstanding the foregoing sentence

(a)	Indebtedness under Credit Facilities outstanding on the date of this Agreement used to fund working capital will be deemed to have been incurred on such date in reliance on the exception provided by clause (a) of the definition of Permitted Debt and shall not constitute “Existing Indebtedness” incurred in reliance on the exception provided by clause (b) of the definition of Permitted Debt and

(b)	all other Indebtedness under Credit Facilities outstanding on the date of this Agreement will be deemed to be incurred on such date shall constitute “Existing Indebtedness” and shall be deemed to be incurred in reliance on the exception provided by clause (b) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Shares in the form of additional shares of the same class of Disqualified Shares will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Shares for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Investor as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Investor or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(i)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(1)	the Fair Market Value of such asset at the date of determination, and

(2)	the amount of the Indebtedness of the other Person;

(iii)	the greater of the liquidation preference or the maximum fixed redemption or repurchase price of the Disqualified Shares, in the case of Disqualified Shares;

(iv)	the Attributable Debt related thereto, in the case of any lease that is part of a sale and leaseback transaction; and

(v)	the principal amount of the Indebtedness, in the case of any other Indebtedness.

For purposes of the foregoing, the “maximum fixed repurchase price” of any Disqualified Shares that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Shares as if such Disqualified Shares were redeemed or repurchased on any date of determination.

2.2	Limitation on Restricted Payments

2.2.1	The Investor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)	declare or pay any dividend or make any other payment or distribution on account of the Investor’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, consolidation, amalgamation or other business combination involving the Investor or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Investor’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Shares) of the Investor or to an Obligor);

(b)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, consolidation, amalgamation or other business combination involving the Investor) any Equity Interests of the Investor or any direct or indirect parent of the Investor, in each case held by Persons other than the Investor;

(c)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Investor or any Restricted Subsidiary that is contractually subordinated to the Finance Documents (excluding any intercompany Indebtedness between or among the Investor and any of its Restricted Subsidiaries), except a payment of interest or principal no more than 90 days prior to the original Stated Maturity thereof; or

(d)	make any Restricted Investment;

(all such payments and other actions set forth in these clauses (a) through (d) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(i)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(ii)	the Investor would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of Section 2.1 (Incurrence of Indebtedness and Issuance of Preference Shares); and

(iii)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Investor and its Restricted Subsidiaries since the date of the Indenture (excluding Restricted Payments permitted by clauses (b), (c), (d), (e), (f) and (g) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1)	50% of the Consolidated Net Income of the Investor for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Investor’s most recently ended fiscal quarter for which publicly available financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(2)	100% of the aggregate net cash proceeds received by the Investor since the date of the Indenture (i) as a contribution to its ordinary equity capital, (ii) from the issue or sale or exercise of Equity Interests of the Investor (other than Disqualified Shares), or (iii) from the issue or sale of convertible or exchangeable Disqualified Shares or convertible or exchangeable debt securities of the Investor that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Shares or debt securities) sold to a Subsidiary of the Investor), plus

(3)	an amount equal to the aggregate net reduction in Restricted Investments (other than any such Restricted Investment made pursuant to paragraphs (a) to (j) of Section 2.2.2) made after the date of the Indenture by the Investor or any Restricted Subsidiary and resulting from the repurchase, repayment or redemption of such Restricted Investments for cash, or from cash proceeds realized on the sale of all or part of such Investment or representing a return of capital (excluding dividends) with respect thereto; provided, however, that the foregoing net reduction shall not exceed the amount (in respect of any Person) of the Restricted Investment previously made (and treated as a Restricted Payment) by the Investor or any Restricted Subsidiary in such Person; plus

(4)

to the extent that any Unrestricted Subsidiary of the Investor designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary after the date of this Agreement, the lesser of (i) the Fair Market Value of the Investor’s Investment in such Subsidiary as of the date of such redesignation or (ii) the sum of (A) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of this Agreement and (B) the amount of any subsequent Investment by the Investor and its Restricted Subsidiaries in such Unrestricted Subsidiary made (and treated as a Restricted Payment) after the date of this Agreement and the original date of designation; plus

(5)	50% of any dividends received in cash by the Investor or an Obligor after the date of the Indenture from an Unrestricted Subsidiary of the Investor, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Investor for such period.

2.2.2	The provisions of Section 2.2.1 will not prohibit:

(a)	the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Schedule;

(b)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Investor) of, Equity Interests of the Investor (other than Disqualified Shares) or from the substantially concurrent contribution of ordinary equity capital to the Investor; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.4(a)(3)(b);

(c)	the defeasance, redemption, repurchase or other acquisition of Indebtedness of the Investor or any Restricted Subsidiary that is contractually subordinated to the Finance Documents with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(d)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Investor to the holders of such Restricted Subsidiary’s ordinary Equity Interests on a pro rata basis;

(e)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of such stock options or warrants;

(f)	the repurchase, redemption, or other acquisition for value of Share Capital of the Investor or any Restricted Subsidiary of the Investor representing fractional shares of such Share Capital in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Investor or such Restricted Subsidiary, in each case, permitted under this Schedule;

(g)

so long as no Event of Default or Default that is not capable of cure has occurred and is continuing and no Default or Event of Default would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Shares of the

Investor issued on or after the date of the Indenture in accordance with the Consolidated Coverage Ratio described in Section 2.1 (Incurrence of Indebtedness and Issuance of Preference Shares);

(h)	so long as no Event of Default or Default that is not capable of cure has occurred and is continuing and no Default or Event of Default would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Investor that are held by any member of the management of the Investor (or any of its Restricted Subsidiaries) pursuant to any management equity subscription agreement or stock option agreement; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period and not more than $5.0 million in the aggregate;

(i)	so long as no Event of Default or Default that is not capable of cure has occurred and is continuing and no Default or Event of Default would be caused thereby, the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Equity Interests of the Investor pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights shall not be for the purpose of evading the limitations of this covenant (all as determined in good faith by the Board of Directors of the Investor) and, provided further, that the aggregate price paid for all such purchased, redeemed, acquired cancelled or retired rights shall not exceed $2.0 million in the aggregate; and

(j)	so long as no Event of Default or Default that is not capable of cure has occurred and is continuing and no Default or Event of Default would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $12.5 million since the date of the Indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Investor or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors whose resolution with respect thereto will be delivered to the Lender along with an Officers’ Certificate setting forth the Fair Market Value. The Board of Directors’ determination must be based upon an opinion or appraisal issued by a Qualified Expert if the estimated Fair Market Value thereof exceeds $10.0 million.

2.3	Corporate Existence

Except as otherwise permitted by Section 3, the Investor shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability or other existence of each of the Investor’s other Restricted Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of each such Person and the rights (charter and statutory) of the Investor’s Restricted Subsidiaries; provided, however that the liquidation of Botapol following the transfer of all of its assets to other Obligors shall be permitted under this Section 2.3 and provided further that the Investor shall not be required to preserve any such right, or the corporate, partnership, limited liability or other existence of any of its Restricted Subsidiaries, if the Board of Directors of the Investor shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Investor and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, adverse in any material respect to the Holders.

2.4	Payment of Taxes and Other Claims

The Investor shall pay or discharge or cause to be paid or discharged, and shall cause each of its Restricted Subsidiaries to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon it or any of its Restricted Subsidiaries or upon the income, profits or property of it or any of its Restricted Subsidiaries and (ii) all lawful claims for labour, materials and supplies which, in each case, if unpaid, might by law become a material liability or Lien upon the property of it or any of its Restricted Subsidiaries; provided, however, that the Investor shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

2.5	Maintenance of Properties and Insurance

2.5.1	The Investor shall cause all material properties owned by or leased by it or any of its Restricted Subsidiaries useful and necessary to the conduct of its business or the business of any of its Restricted Subsidiaries to be improved or maintained and kept in normal condition, repair and working order and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its judgment may be necessary, so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 2.5 shall prevent the Investor or any of its Restricted Subsidiaries from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, as determined by the Investor, the Restricted Subsidiary concerned or an Officer (or other agent employed by the Investor or of any of its Subsidiaries) of the Investor or any of its Restricted Subsidiaries having managerial responsibility for any such property, desirable in the conduct of the business of the Investor or any of its Restricted Subsidiaries, and if such discontinuance or disposal is not adverse in any material respect to the Holders.

2.5.2	To the extent available at commercially reasonable rates, the Investor shall maintain, and shall cause its Restricted Subsidiaries to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self insured amounts and co insurance provisions, as are customarily carried by similar businesses of similar size.

2.6	Compliance with Laws

The Investor shall comply, and shall cause each of its Subsidiaries to comply, with all applicable statutes, rules, regulations, orders of the relevant jurisdiction in which they are incorporated or organized and/or in which they carry on business, all political subdivisions thereof, and of any relevant governmental regulatory authority, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such non-compliances as would not in the aggregate have a material adverse effect on the financial condition or results of operations of the Investor and its Subsidiaries taken as a whole.

2.7	Limitation on Liens

The Investor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) of any kind on any asset now owned or hereafter acquired; provided, however, that the Investor or any Obligor may, directly or indirectly, create, incur, assume or suffer to exist any Lien:

2.7.1	to secure Indebtedness that is pari passu with the Finance Documents; provided that all Obligations under the Finance Documents are secured on an equal and ratable basis with the Indebtedness so secured; and

2.7.2	to secure Indebtedness that is expressly subordinated to the Finance Documents; provided that all Obligations under the Finance Documents are secured on a senior basis to the Indebtedness so secured.

Any such Lien in favour of the Lender will be automatically and unconditionally released and discharged concurrently with (i) the unconditional release of the Lien which gave rise to the Lien in favour of the Lender (other than as a consequence of an enforcement action with respect to the assets subject to such Lien), (ii) upon the full and final payment of all amounts payable by the Investor and the Obligors under the Finance Documents.

2.8	Waiver of Stay; Extension or Usury Laws

Each of the Investor and the Obligors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Investor and/or any Obligor, as the case may be, from paying all or any portion of the principal of and/or interest on the Advances as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Schedule, and (to the extent that it may lawfully do so) each of the Investor and/or any Obligor hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Lender, but will suffer and permit the execution of every such power as though no such law had been enacted.

2.9	Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

2.9.1	The Investor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)	pay dividends or make any other distributions on its Share Capital to the Investor or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits; or

(b)	pay any indebtedness owed to the Investor or any of its Restricted Subsidiaries; or

(c)	make loans or advances to the Investor or any of its Restricted Subsidiaries; or

(d)	transfer any of its properties or assets to the Investor or any of its Restricted Subsidiaries.

2.9.2	The provisions of Section 2.9.1 will not apply to encumbrances or restrictions existing under or by reason of:

(a)	The Finance Documents, the Indenture, the Notes and related guarantees and the Note Security Documents;

(b)	any applicable law, rule, regulation or order;

(c)	any instrument governing Indebtedness of a Person acquired by the Investor or any of its Restricted Subsidiaries, as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Schedule to be incurred;

(d)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(e)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (d) of the preceding paragraph;

(f)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(g)	Permitted Refinancing Indebtedness permitted to be incurred under Section 2.1.2(e); provided that the restrictions and encumbrances contained in the agreements governing such Permitted Refinancing Indebtedness are either (i) no more restrictive or (ii) not materially less favorable to the Lender, in each case, taken as a whole and determined in good faith by the Board of Directors, than the dividend and other payment restrictions contained in the Indebtedness being refinanced;

(h)	Liens permitted to be incurred under the provisions of Section 2.7 (Limitation on Liens) that limit the right of the debtor to dispose of the assets subject to such Liens;

(i)	customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, share sale agreements and other similar agreements entered into with the approval of the Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(j)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(k)	restrictions in the Bialystok Sale and Purchase Agreement; and

(l)	any encumbrance or restriction applicable to a Restricted Subsidiary at the time it becomes a Restricted Subsidiary that is not created in contemplation thereof provided that such restriction apply only to such Restricted Subsidiary and provided further that the exception provided by this clause (l) shall not apply to any encumbrance or restriction contained in any Indebtedness that refunds, refinances, replaces, defeases or discharges any Indebtedness which was in existence at the time such Restricted Subsidiary became a Restricted Subsidiary.

2.10	Asset Sales

2.10.1	The Investor will not, and will not permit any of the Investor’s Restricted Subsidiaries to, consummate an Asset Sale unless:

(a)	the Investor (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b)	at least 75% of the consideration received in the Asset Sale by the Investor or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(i)	any liabilities, as shown on the most recent consolidated balance sheet, of the Investor or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes, any Guarantee or the Proceeds Loan) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Investor or such Restricted Subsidiary from liability in respect of those liabilities; and

(ii)	any securities, notes or other obligations received by the Investor or any such Restricted Subsidiary from such transferee that are converted by the Investor or such Restricted Subsidiary into cash or Cash Equivalents within 60 days, to the extent of the cash or Cash Equivalents received in that conversion.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale to be applied as set out in this paragraph, the Investor (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds, at its option:

(1)	to acquire all or substantially all of the assets of, or any Share Capital of, a Permitted Business if, after giving effect to any such acquisition of Share Capital, the Permitted Business is or becomes a Restricted Subsidiary of the Investor;

(2)	to make a capital expenditure; or

(3)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

2.10.2	Pending the final application of any Net Proceeds, the Investor may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Schedule.

2.10.3	Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds”. On the 366th day after an Asset Sale, if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Investor will make an Asset Sale Offer to the Lender, Note holders and all holders of other Indebtedness that is pari passu with the Notes or the Finance Documents containing provisions similar to those set forth in this Schedule with respect to offers to prepay, purchase or redeem such other pari passu Indebtedness that may be purchased out of the Excess Proceeds.

The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Investor and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Agreement and the Indenture. If the aggregate principal amount of Notes, amount of Indebtedness under the Finance Documents and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis provided that Notes of €50,000 or less may only be purchased in whole and not in part. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Upon the commencement of an Asset Sale Offer, the Investor shall send, by first class mail or its equivalent, a notice to the Trustee, the Lender and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to the Lender and to all Holders. The notice, which shall govern the terms of the Asset Sale Offer in respect of the Notes, shall state:

(a)	that the Asset Sale Offer is being made pursuant to this Clause 2.10 (Asset Sales) and the length of time the Asset Sale Offer shall remain open;

(b)	the Offer Amount, the purchase price and the Purchase Date;

(c)	that any Note not tendered or accepted for payment shall continue to accrue interest;

(d)	that, unless the Investor defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(e)	that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of €1,000 only;

(f)	that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Investor, a depositary, if appointed by the Investor, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g)	that Holders shall be entitled to withdraw their election if the Investor, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h)	that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Investor shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Investor so that only Notes in denominations of €1,000 or integral multiples thereof, shall be purchased); and

(i)	that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Investor shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the amount of Indebtedness under the Finance Documents tendered by the Lender, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Investor in accordance with the terms of this Section 4.12 (Asset Sales). The Investor, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder or Lender (as the case may be) an amount equal to the purchase price of the Notes tendered by such Holder or the amount of Indebtedness under the Financial Documents tendered by the Lender (as the case may be) and (in respect of the Notes) accepted by the Investor for purchase, and the Investor shall promptly issue a new Note, and the Trustee, upon written request from the Investor shall procure that the Authenticating Agent authenticate and the Trustee shall mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Investor to the Holder thereof. The Investor shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

The Investor will comply with the requirements of Rule 14e-1 under the U.S. Exchange Act and any other securities laws and regulations and stock exchange rules, to the extent those laws, regulations and rules are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations or securities or investment exchange rules conflict with the Asset Sale provisions of the Indenture or this Agreement, the Investor will comply with the applicable laws, regulations and rules and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture or this Agreement by virtue of such conflict.

2.11	Limitation on Transactions with Affiliates

2.11.1	The Investor will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Investor (each, an “Affiliate Transaction”), unless:

(a)	the Affiliate Transaction is on terms that are no less favorable to the Investor or the relevant Restricted Subsidiary than those that could be obtained at the time of such transaction in arm’s-length dealings in a comparable transaction with a Person that is not such an Affiliate; and

(b)	the Investor delivers to the Lender:

(i)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Investor’s Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors; and

(ii)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, an opinion as to the fairness to the Investor or such Subsidiary of such Affiliate Transaction from a financial point of view issued by a Qualified Expert.

2.11.2	The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 2.11.1:

(a)	any employment agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by the Investor or any of its Restricted Subsidiaries in the ordinary course of business and compensation (including bonuses and equity compensation) paid to and other benefits (including retirement, health and other benefit plans) and indemnification arrangements provided on behalf of directors, officers and employees of the Investor or any Restricted Subsidiary;

(b)	transactions between or among or solely for the benefit of the Investor and/or its Restricted Subsidiaries;

(c)	transactions with a Person (other than an Unrestricted Subsidiary of the Investor) that is an Affiliate of the Investor solely because the Investor owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(d)	payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Investor;

(e)	any issuance of Equity Interests (other than Disqualified Shares) of the Investor to Affiliates of the Investor;

(f)	Restricted Payments that do not violate the provisions of this Schedule described above under Section 2.2 (Limitation on Restricted Payments) or Permitted Investments;

(g)	loans or advances to employees for travel and relocation in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

(h)

the entering into of a tax sharing agreement, or payments pursuant thereto, between the Investor and/or one or more Subsidiaries, on the one hand, and any other Person with which the Investor or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Investor or such

Subsidiaries are part of a consolidated group for tax purposes, on the other hand; provided that any payments by the Investor and the Restricted Subsidiaries required under such agreement are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(i)	transactions contemplated by supply, purchase or sale agreements with suppliers or purchasers or sellers of goods or services (other than the Investor or its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms of this Schedule; provided that if such agreement is effected on or after the date of this Agreement, such agreement is fair to the Investor or such Subsidiary of the Investor or is on terms (taken as a whole) at least as favourable as might reasonably have been obtained at such time from an unaffiliated party and the Investor delivers to the Lender a resolution of the Investor’s Board of Directors set forth in an Officers’ Certificate certifying that such agreement complies with this clause (i) and that such agreement has been approved by a majority of the disinterested members of such Board of Directors;

(j)	the granting and performance of SEC registration rights for securities of the Investor; and

(k)	transactions pursuant to agreements in existence on the date of this Agreement (on the terms in effect on such date) and disclosed in writing to the Lender.

2.12	Limitation on Lines of Business

The Investor will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Investor and its Restricted Subsidiaries, taken as a whole.

2.13	Merger, Consolidation or Sale of Assets

2.13.1	Neither the Investor nor Carey Agri may, directly or indirectly (i) merge, consolidate, amalgamate or otherwise combine with or into another Person (whether or not the Investor or Carey Agri (as applicable) is the surviving corporation); or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Investor and its Restricted Subsidiaries, taken as a whole, or Carey Agri and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(a)	either:

(i)	the Investor or Carey Agri (as applicable) is the surviving corporation or

(ii)	the Person formed by or surviving any such merger, consolidation, amalgamation or other combination (if other than the Investor or Carey Agri (as applicable)) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of any member state of the European Union, Switzerland, Norway, Canada, any state of the United States or the District of Columbia;

(b)	the Person formed by or surviving any such merger, consolidation, amalgamation or other combination (if other than the Investor or Carey Agri (as applicable)) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Investor or Carey Agri (as applicable) under the Finance Documents pursuant to supplemental documents reasonably satisfactory to the Lender;

(c)	immediately after such transaction, the Investor or such surviving Person certifies to the Lender that no Default or Event of Default exists; and

(d)	the Investor, Carey Agri or the Person (as applicable) formed by or surviving any such merger, consolidation, amalgamation or other combination (if other than the Investor or Carey Agri (as applicable)), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

(i)	will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of Section 2.1 (Incurrence of Indebtedness and Issuance of Preference Shares);

(ii)	will (either directly or through its Restricted Subsidiaries), on the date of such transaction after giving effect thereto, retain all licenses and other authorizations reasonably required to operate its business as it was conducted prior to such transaction; and

(iii)	furnishes to the Lender an Officers’ Certificate and an Opinion of Counsel providing that the transaction complies with this Schedule.

In addition, neither the Investor nor Carey Agri may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

2.13.2	The Investor will not permit any Obligor (other than Carey Agri) to:

(a)	directly or indirectly consolidate or merge with or into another Person (whether or not such Obligor is the surviving corporation); or

(b)	sell, assign, transfer, convey or otherwise dispose of all or substantially all of its assets, taken as a whole, in one or more related transactions, to another Person; unless

(i)	immediately after such transaction, the Investor or such surviving Person certifies to the Lender that no Default or Event of Default exists; and

(ii)	either:

(1)	(A) such Obligor is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than such Obligor) or to which such sale, assignment, transfer, conveyance or other distribution has been made is a corporation organized or existing under the laws of any member state of the European Union as of January 1, 2004, the Republic of Poland, or any state of the United States or the District of Columbia, and immediately after such transaction, the Surviving Entity assumes all the obligations of that Obligor under this Schedule and its Guarantee pursuant to a supplemental indenture satisfactory to the Lender and delivers to the Lender an Officers’ Certificate and an Opinion of Counsel; or

(2)	in the case of the sale or disposition of all or substantially all of the assets of such Obligor the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Schedule.

2.13.3	Notwithstanding the preceding Section 2.13.1, the Investor may merge with an Affiliate incorporated solely for the purpose of reincorporating the Investor in another jurisdiction.

2.14	Limitation on Sale/Leaseback Transactions

The Investor will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Carey Agri or any other Obligor may enter into a sale and leaseback transaction if:

2.14.1	Carey Agri or that Obligor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Consolidated Coverage Ratio test set forth in the first paragraph of Section 4.3 (Incurrence of Indebtedness and Issuance of Preference Shares) and (b) incurred a Lien to secure such Indebtedness pursuant to Section 2.7 (Limitation on Liens);

2.14.2	the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

2.14.3	the transfer of assets in that sale and leaseback transaction is permitted by, and the Investor applies the net proceeds of such transaction in compliance with, Section 2.10 (Asset Sales).

2.15	Designation of Restricted and Unrestricted Subsidiaries

2.15.1	The Board of Directors of the Investor may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will the business currently operated by any of the Investor, Carey Agri, Bols, Bialystok and, if acquired, Target be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Investor and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 2.2 (Limitation on Restricted Payments) or under one or more clauses of the definition of Permitted Investments, as determined by the Investor. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Investor may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

2.15.2

Any designation of a Subsidiary of the Investor as an Unrestricted Subsidiary will be evidenced to the Lender by filing with the Lender on the effective date of such designation a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted under Section 2.2 (Limitation on Restricted Payments). If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of being an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Schedule and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Investor as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 2.1 (Incurrence of Indebtedness and Issuance of Preference Shares), the Investor will be in default of such covenant.

2.15.3	The Board of Directors of the Investor may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Investor of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 2.1 (Incurrence of Indebtedness and Issuance of Preference Shares), calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no Default or Event of Default would be in existence following such designation.

3.	SUCCESSOR COMPANY

In the event of the merger or consolidation of the Investor or any of the Obligors with or into another Person (whether or not the Investor or any such Obligor, as the case may be, is the surviving company), or the sale, assignment, conveyance, lease, transfer or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the Investor or any such Obligor (except to the extent that such the sale, assignment, conveyance, lease, transfer or other disposition of assets of an Obligor (other than Carey Agri) is disposed of in accordance with the provisions of Section 2.10 (Asset Sales) herein) to any other Person in circumstances that do not constitute an Event of Default, then the successor entity to the Investor or any Obligor, as the case may be, will succeed to and be substituted for, and may exercise every right and power of, the Investor or any such Obligor, as the case may be, under this Schedule with the same effect as if such successor entity to the Investor or any such Obligor had been named herein as the Investor or any such Obligor, as the case may be, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor company will be relieved of all further obligations and covenants (x), in the case of the Investor, under this Schedule and the Notes and (y) in the case of an Obligor, under this Schedule and the relevant Guarantee.

SCHEDULE 8

TIMETABLES

Advance in USD
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 9.30am

LIBOR is fixed	Quotation Day as of 11:00 a.m. London time

“U” = date of utilisation

“U - X” = X Business Days prior to date of utilisation

SCHEDULE 9

FORM OF TRANSFER CERTIFICATE

To:	[The New Lender] (the “New Lender”)

From:	[The Existing Lender] (the “Existing Lender”)

Dated:	[ ]

Carey Agri International-Poland Sp. z o.o. – USD 40,000,000 Facility Agreement

dated 2 July 2008, (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 25.4 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender assigning to the New Lender all or part of the Existing Lender’s rights and transferring to it all or part of its Available Facility and obligations referred to in the Schedule in accordance with Clause 25.4 (Procedure for transfer).

(b)	The New Lender assumes the same obligations to the other Finance Parties as if it had been the Lender, and confirms its agreement to the terms of Clause 39 (Enforcement).

(c)	The Transfer Date is [ ].

(d)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 25.3 (Limitation of responsibility of Existing Lender).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Polish law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

[The Borrowers confirm their agreement to the above assignment of right and transfer of obligations.]*

*	Include only if the Borrower is required to countersign pursuant to Clause 26.5 (Copy of Transfer Certificate to the Borrower) e.g. the Borrower should be required to countersign if any commitment is still in force and hence there are obligations to be transferred between the Lenders]

SIGNATURES

THE BORROWER

CAREY AGRI INTERNATIONAL-POLAND SP. Z O.O.

By:	/s/ Przemyslaw Witas
Address:	c/o CEDC
Biuro Zarządu CEDC
Bobrowiecka 6, 00-728, Warsaw
Telephone:	+48 22 45 66 000
Facsimile:	+48 22 45 66 001
Attention:	the CEDC Management Board

THE INVESTOR

CENTRAL EUROPEAN DISTRIBUTION CORPORATION INC.

By:	/s/ Przemyslaw Witas
Address:	c/o CEDC
Biuro Zarządu CEDC
Bobrowiecka 6, 00-728, Warsaw
Telephone:	+48 22 45 66 000
Facsimile:	+48 22 45 66 001
Attention:	the CEDC Management Board

THE ORIGINAL GUARANTORS

CENTRAL EUROPEAN DISTRIBUTION CORPORATION INC.

By:	/s/ Przemyslaw Witas
Address:	c/o CEDC
Biuro Zarządu CEDC
Bobrowiecka 6, 00-728, Warsaw
Telephone:	+48 22 45 66 000
Facsimile:	+48 22 45 66 001
Attention:	the CEDC Management Board

ASTOR SP. Z O.O.

By:	/s/ Przemyslaw Witas
Address:	c/o CEDC
Biuro Zarządu CEDC
Bobrowiecka 6, 00-728, Warsaw
Telephone:	+48 22 45 66 000
Facsimile:	+48 22 45 66 001
Attention:	the CEDC Management Board

BOLS SP. Z O.O.

By:	/s/ Przemyslaw Witas
Address:	c/o CEDC
Biuro Zarządu CEDC
Bobrowiecka 6, 00-728, Warsaw
Telephone:	+48 22 45 66 000
Facsimile:	+48 22 45 66 001
Attention:	the CEDC Management Board

BOTAPOL HOLDING B.V.

By:	/s/ Przemyslaw Witas
Address:	c/o CEDC
Biuro Zarządu CEDC
Bobrowiecka 6, 00-728, Warsaw
Telephone:	+48 22 45 66 000
Facsimile:	+48 22 45 66 001
Attention:	the CEDC Management Board

CAREY AGRI INTERNATIONAL-POLAND SP. Z O.O.

By:	/s/ Przemyslaw Witas
Address:	c/o CEDC
Biuro Zarządu CEDC
Bobrowiecka 6, 00-728, Warsaw
Telephone:	+48 22 45 66 000
Facsimile:	+48 22 45 66 001
Attention:	the CEDC Management Board

DAKO-GALANT PRZEDSIEBIORSTWO HANDLOWO PRODUKCYJNE SP. Z O.O.

By:	/s/ Przemyslaw Witas
Address:	c/o CEDC
Biuro Zarządu CEDC
Bobrowiecka 6, 00-728, Warsaw
Telephone:	+48 22 45 66 000
Facsimile:	+48 22 45 66 001
Attention:	the CEDC Management Board

DAMIANEX S.A.

By:	/s/ Przemyslaw Witas
Address:	c/o CEDC
Biuro Zarządu CEDC
Bobrowiecka 6, 00-728, Warsaw
Telephone:	+48 22 45 66 000
Facsimile:	+48 22 45 66 001
Attention:	the CEDC Management Board

DELIKATES SP. Z O.O.

By:	/s/ Przemyslaw Witas
Address:	c/o CEDC
Biuro Zarządu CEDC
Bobrowiecka 6, 00-728, Warsaw
Telephone:	+48 22 45 66 000
Facsimile:	+48 22 45 66 001
Attention:	the CEDC Management Board

IMPERIAL SP. Z O.O.

By:	/s/ Przemyslaw Witas
Address:	c/o CEDC
Biuro Zarządu CEDC
Bobrowiecka 6, 00-728, Warsaw
Telephone:	+48 22 45 66 000
Facsimile:	+48 22 45 66 001
Attention:	the CEDC Management Board

KROKUS SP. Z O.O.

By:	/s/ Przemyslaw Witas
Address:	c/o CEDC
Biuro Zarządu CEDC
Bobrowiecka 6, 00-728, Warsaw
Telephone:	+48 22 45 66 000
Facsimile:	+48 22 45 66 001
Attention:	the CEDC Management Board

MIRO SP. Z O.O.

By:	/s/ Przemyslaw Witas
Address:	c/o CEDC
Biuro Zarządu CEDC
Bobrowiecka 6, 00-728, Warsaw
Telephone:	+48 22 45 66 000
Facsimile:	+48 22 45 66 001
Attention:	the CEDC Management Board

MTC SP. Z O.O.

By:	/s/ Przemyslaw Witas
Address:	c/o CEDC
Biuro Zarządu CEDC
Bobrowiecka 6, 00-728, Warsaw
Telephone:	+48 22 45 66 000
Facsimile:	+48 22 45 66 001
Attention:	the CEDC Management Board

MULTI-EX S.A.

By:	/s/ Przemyslaw Witas
Address:	c/o CEDC
Biuro Zarządu CEDC
Bobrowiecka 6, 00-728, Warsaw
Telephone:	+48 22 45 66 000
Facsimile:	+48 22 45 66 001
Attention:	the CEDC Management Board

ONUFRY S.A.

By:	/s/ Przemyslaw Witas
Address:	c/o CEDC
Biuro Zarządu CEDC
Bobrowiecka 6, 00-728, Warsaw
Telephone:	+48 22 45 66 000
Facsimile:	+48 22 45 66 001
Attention:	the CEDC Management Board

PANTA HURT SP. Z O.O.

By:	/s/ Przemyslaw Witas
Address:	c/o CEDC
Biuro Zarządu CEDC
Bobrowiecka 6, 00-728, Warsaw
Telephone:	+48 22 45 66 000
Facsimile:	+48 22 45 66 001
Attention:	the CEDC Management Board

POLNIS DYSTRYBUCJA SP. Z O.O.

By:	/s/ Przemyslaw Witas
Address:	c/o CEDC
Biuro Zarządu CEDC
Bobrowiecka 6, 00-728, Warsaw
Telephone:	+48 22 45 66 000
Facsimile:	+48 22 45 66 001
Attention:	the CEDC Management Board

POLSKIE HURTOWNIE ALKOHOLI SP. Z O.O.

By:	/s/ Przemyslaw Witas
Address:	c/o CEDC
Biuro Zarządu CEDC
Bobrowiecka 6, 00-728, Warsaw
Telephone:	+48 22 45 66 000
Facsimile:	+48 22 45 66 001
Attention:	the CEDC Management Board

PRZEDSIEBIORSTWO DYSTRYBUCJI ALKOHOLI AGIS S.A.

By:	/s/ Przemyslaw Witas
Address:	c/o CEDC
Biuro Zarządu CEDC
Bobrowiecka 6, 00-728, Warsaw
Telephone:	+48 22 45 66 000
Facsimile:	+48 22 45 66 001
Attention:	the CEDC Management Board

PWW SP. Z O.O.

By:	/s/ Przemyslaw Witas
Address:	c/o CEDC
Biuro Zarządu CEDC
Bobrowiecka 6, 00-728, Warsaw
Telephone:	+48 22 45 66 000
Facsimile:	+48 22 45 66 001
Attention:	the CEDC Management Board

THE ARRANGER

BANK HANDLOWY W WARSZAWIE S.A.

By:	/s/ Malgorzata Okun

/s/ Andrzej Roslaniec
Address:	ul. Senatorska 16, 00-923 Warszawa, Poland
Telephone:	+48 22 692 96 73/+48 22 657 70 09
Facsimile:	+48 22 692 91 81
Attention:	Sebastian Perczak / Magdalena Kozanecka

THE AGENT

BANK HANDLOWY W WARSZAWIE S.A.

By:	/s/ Malgorzata Okun

/s/ Andrzej Roslaniec
Address:	ul. Senatorska 16, 00-923 Warszawa, Poland
Telephone:	+48 22 692 96 73/+48 22 657 70 09
Facsimile:	+48 22 692 91 81
Attention:	Sebastian Perczak / Magdalena Kozanecka

THE SECURITY AGENT

BANK HANDLOWY W WARSZAWIE S.A.

By:	/s/ Malgorzata Okun

/s/ Andrzej Roslaniec
Address:	ul. Senatorska 16, 00-923 Warszawa, Poland
Telephone:	+48 22 692 96 73/+48 22 657 70 09
Facsimile:	+48 22 692 91 81
Attention:	Sebastian Perczak / Magdalena Kozanecka

THE ORIGINAL LENDER

BANK HANDLOWY W WARSZAWIE S.A.

By:	/s/ Malgorzata Okun

/s/ Andrzej Roslaniec
Address:	ul. Senatorska 16, 00-923 Warszawa, Poland
Telephone:	+48 22 692 96 73/+48 22 657 70 09
Facsimile:	+48 22 692 91 81
Attention:	Sebastian Perczak / Magdalena Kozanecka